Exhibit 99.4
Item 8. Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
     Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in the Securities Exchange Act of 1934 Rule 13a-15(f). The Company’s internal controls were designed to provide reasonable assurance as to the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making its assessment, management has utilized the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework.
     Based on this assessment, management concluded that as of December 31, 2006 the company’s internal control over financial reporting is effective.
     Our assessment of the effectiveness of the Company’s internal control over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is included herein. This report appears on page 3.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
Weatherford International Ltd. and Subsidiaries
          We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Weatherford International Ltd. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Weatherford International Ltd.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
          A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
          In our opinion, management’s assessment that Weatherford International Ltd. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Weatherford International Ltd. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.
          We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Weatherford International Ltd. and Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, and our report dated February 22, 2007 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Houston, Texas
February 22, 2007

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
Weatherford International Ltd. and Subsidiaries
We have audited the accompanying consolidated balance sheets of Weatherford International Ltd. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Weatherford International Ltd. and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and, as discussed in Note 16, effective December 31, 2006 the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Weatherford International Ltd.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2007 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Houston, Texas

February 22, 2007, except for the updated disclosures pertaining to resegmenting and discontinued operations occuring in 2007 as described in Notes 1, 2, 3, 4, 8, 16, 17, 19, 21, 22 and Note 23 as to which the date is September 25, 2007

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands,
	except par value)
ASSETS

Current Assets:
Cash and Cash Equivalents	$126,287	$134,245
Accounts Receivable, Net of Allowance for Uncollectible Accounts of $13,452 in 2006 and $12,210 in 2005	1,560,849	1,259,990
Inventories	1,239,034	890,121
Current Deferred Tax Assets	144,833	158,653
Other Current Assets	320,772	208,329

	3,391,775	2,651,338

Property, Plant and Equipment, at Cost:
Land, Buildings and Leasehold Improvements	433,671	345,783
Rental and Service Equipment	2,813,739	2,361,188
Machinery and Other	1,657,038	1,248,052

	4,904,448	3,955,023
Less: Accumulated Depreciation	1,925,177	1,593,353

	2,979,271	2,361,670

Goodwill	3,000,589	2,801,319
Other Intangible Assets, Net	599,828	621,365
Other Assets	167,785	144,612

	$10,139,248	$8,580,304

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$648,736	$954,766
Accounts Payable	509,942	475,976
Accrued Salaries and Benefits	240,327	183,725
Foreign Income Taxes Payable	217,815	97,867
Other Current Liabilities	426,325	285,813

	2,043,145	1,998,147

Long-term Debt	1,564,600	632,071
Deferred Tax Liabilities	136,208	88,470
Other Liabilities	220,496	194,799

Commitments and Contingencies

Shareholders’ Equity:
Common Shares, $1 Par Value, Authorized 1,000,000 Shares, Issued 361,921 and 358,973 Shares, Respectively	361,921	358,973
Capital in Excess of Par Value	4,275,534	4,164,365
Treasury Shares, Net	(681,116)	(152,111)
Retained Earnings	2,099,307	1,202,938
Accumulated Other Comprehensive Income	119,153	92,652

	6,174,799	5,666,817

	$10,139,248	$8,580,304

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)
Revenues:
Products	$2,490,059	$1,856,278	$1,531,391
Services	4,088,869	2,476,949	1,600,383

	6,578,928	4,333,227	3,131,774

Costs and Expenses:
Cost of Products	1,731,373	1,301,738	1,109,890
Cost of Services	2,481,460	1,647,329	1,047,652
Research and Development	149,429	107,362	83,552
Selling, General and Administrative Attributable to Segments	752,216	545,892	435,634
Corporate General and Administrative	115,593	77,154	55,889
Equity in Earnings of Unconsolidated Affiliates	(5,830)	(10,427)	(3,838)
Exit Costs and Restructuring Charges	—	93,581	—

	5,224,241	3,762,629	2,728,779

Operating Income	1,354,687	570,598	402,995

Other Income (Expense):
Gain on Sale of Universal Common Stock	—	115,456	77,642
Interest Income	6,656	11,208	3,846
Interest Expense	(109,216)	(80,189)	(63,467)
Debt Redemption Expense	—	(4,733)	—
Other, Net	(13,218)	19,777	10,556

Income from Continuing Operations Before Income Taxes and Minority Interest	1,238,909	632,117	431,572
Provision for Income Taxes	(321,473)	(161,205)	(92,827)

Income from Continuing Operations Before Minority Interest	917,436	470,912	338,745
Minority Interest, Net of Taxes	(11,330)	(817)	(776)

Income from Continuing Operations	906,106	470,095	337,969
Loss from Discontinued Operations, Net of Taxes	(9,737)	(2,675)	(7,823)

Net Income	$896,369	$467,420	$330,146

Basic Earnings Per Share:
Income from Continuing Operations	$2.62	$1.57	$1.26
Loss from Discontinued Operations	(0.03)	(0.01)	(0.03)

Net Income	$2.59	$1.56	$1.23

Diluted Earnings Per Share:
Income from Continuing Operations	$2.55	$1.48	$1.18
Loss from Discontinued Operations	(0.02)	(0.01)	(0.03)

Net Income	$2.53	$1.47	$1.15

Weighted Average Shares Outstanding:
Basic	346,123	300,336	268,000
Diluted	354,832	322,286	297,368
The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
	Common	Capital in		Other	Treasury Shares			Total
	Shares	Excess of	Retained	Comprehensive			Deferred	Shareholders’
	$1 Par	Par Value	Earnings	Income (Loss)	Shares	Share Value	Compensation	Equity
	(In thousands, except par value)
Balance at December 31, 2003	$282,844	$2,254,044	$405,372	$20,734	(20,216)	$(269,974)	$15,048	$2,708,068
Comprehensive Income:
Net Income	—	—	330,146	—	—	—	—	330,146
Foreign Currency Translation Adjustment	—	—	—	109,750	—	—	—	109,750
Pension Liability Adjustment	—	—	—	(1,457)	—	—	—	(1,457)
Realized Loss on Derivative Instruments	—	—	—	264	—	—	—	264

Comprehensive Income	—	—	330,146	108,557	—	—	—	438,703
Equity Awards Granted and Exercised	7,714	104,058	—	—	2,160	26,677	—	138,449
Excess Tax Benefit of Options Exercised	—	27,984	—	—	—	—	—	27,984
Purchase of Treasury Shares for Executive Deferred Compensation Plans, Net of Distributions and Forfeitures	—	—	—	—	(32)	(1,236)	1,421	185

Balance at December 31, 2004	290,558	2,386,086	735,518	129,291	(18,088)	(244,533)	16,469	3,313,389
Comprehensive Income:
Net Income	—	—	467,420	—	—	—	—	467,420
Foreign Currency Translation Adjustment	—	—	—	(23,856)	—	—	—	(23,856)
Pension Liability Adjustment	—	—	—	(8,880)	—	—	—	(8,880)
Unrealized Loss on Derivative Instruments	—	—	—	(4,180)	—	—	—	(4,180)
Realized Loss on Derivative Instruments	—	—	—	277	—	—	—	277

Comprehensive Income (Loss)	—	—	467,420	(36,639)	—	—	—	430,781
Shares Issued in Acquisition	52,000	1,346,020	—	—	—	—	—	1,398,020
Conversion of Zero Coupon Convertible Senior Debentures	7,346	228,845	—	—	—	—	—	236,191
Equity Awards Granted, Vested and Exercised	9,069	130,907	—	—	6,064	74,971	—	214,947
Excess Tax Benefit of Share-Based Compensation Plans	—	72,507	—	—	—	—	—	72,507
Purchase of Treasury Shares for Executive Deferred Compensation Plans, Net of Distributions and Forfeitures	—	—	—	—	165	(473)	1,455	982

Balance at December 31, 2005	358,973	4,164,365	1,202,938	92,652	(11,859)	(170,035)	17,924	5,666,817
Comprehensive Income:
Net Income	—	—	896,369	—	—	—	—	896,369
Foreign Currency Translation Adjustment	—	—	—	45,445	—	—	—	45,445
Pension Liability Adjustment	—	—	—	3,292	—	—	—	3,292
Unrealized Gain, Net on Derivative Instruments	—	—	—	4,693	—	—	—	4,693
Realized Loss, Net on Derivative Instruments	—	—	—	134	—	—	—	134

Comprehensive Income	—	—	896,369	53,564	—	—	—	949,933
Adjustment to Initially Apply FASB Statement No. 158, Net of Tax	—	—	—	(27,063)	—	—	—	(27,063)
Divestiture of Subsidiary Shares	—	5,336	—	—	—	—	—	5,336
Purchase of Treasury Shares Under the Share Repurchase Program	—	—	—	—	(12,525)	(548,575)	—	(548,575)
Equity Awards Granted, Vested and Exercised	2,948	87,087	—	—	2,113	18,176	—	108,211
Excess Tax Benefit of Share-Based Compensation Plans	—	14,121	—	—	—	—	—	14,121
Purchase of Treasury Shares for Executive Deferred Compensation Plans, Net of Distributions and Forfeitures	—	4,625	—	—	139	1,535	(141)	6,019

Balance at December 31, 2006	$361,921	$4,275,534	$2,099,307	$119,153	(22,132)	$(698,899)	$17,783	$6,174,799

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Cash Flows From Operating Activities:
Net Income	$896,369	$467,420	$330,146
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	482,948	334,330	255,881
Gain on Sale of Universal Common Stock	—	(115,456)	(77,642)
(Gain) Loss on Sale of Assets and Businesses, Net	(42,232)	6,625	4,816
Loss from Discontinued Operations	9,737	2,675	7,823
Employee Stock-Based Compensation Expense	62,739	28,948	9,061
Excess Tax Benefits from Share-Based Compensation	(14,121)	—	—
Equity in Earnings of Unconsolidated Affiliates	(5,830)	(19,923)	(22,405)
Minority Interest	11,330	817	776
Non-cash Portion of Exit Costs and Restructuring Charges	—	65,200	—
Amortization of Original Issue Discount	—	11,432	16,828
Debt Redemption Expense	—	4,733	—
Deferred Income Tax Provision (Benefit)	48,413	30,816	(15,571)
Other, Net	11,590	6,056	5,405
Change in Operating Assets and Liabilities, Net of Effect of Businesses Acquired:
Accounts Receivable	(299,335)	(244,947)	(109,248)
Inventories	(338,323)	(150,762)	(70,712)
Other Current Assets	(66,561)	3,543	2,616
Accounts Payable	27,018	31,074	42,885
Accrued Current Liabilities	255,009	140,228	130,339
Other, Net	55,155	(95,287)	(15,058)

Net Cash Provided by Operating Activities-Continuing Operations	1,093,906	507,522	495,940
Net Cash Provided (Used) by Operating Activities-Discontinued Operations	(6,887)	(4,428)	7,539

Net Cash Provided by Operating Activities	1,087,019	503,094	503,479

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	(194,314)	(991,067)	(26,464)
Capital Expenditures for Property, Plant and Equipment for Continuing Operations	(1,051,100)	(522,841)	(310,818)
Acquisition of Intellectual Property	(31,201)	(13,423)	(20,494)
(Purchase) Sale of Equity Investments in Unconsolidated Affiliate	14,240	(16,424)	(2,856)
Proceeds from Sale of Universal Common Stock	—	276,750	231,798
Proceeds from Sale of Assets and Businesses, Net	39,860	15,874	23,595

Net Cash Used by Investing Activities-Continuing Operations	(1,222,515)	(1,251,131)	(105,239)
Net Cash Used by Investing Activities-Discontinued Operations	(19,984)	(3,777)	(50)

Net Cash Used by Investing Activities	(1,242,499)	(1,254,908)	(105,289)

Cash Flows From Financing Activities:
Repayments on Asset Securitization, Net	—	—	(75,000)
Borrowings of (Repayments on) Short-term Debt, Net	(109,490)	731,132	(183,775)
Borrowings of Long-term Debt	947,820	3,259	202
Repayments on Long-term Debt	(215,805)	(5,633)	(9,186)
Redemption of Convertible Debentures	—	(348,816)	—
Purchase of Treasury Shares	(548,575)	—	—
Proceeds from Exercise of Stock Options	55,438	191,127	129,549
Excess Tax Benefits from Share-Based Compensation	14,121	—	—
Other Financing Activities, Net	1,603	(960)	(1,399)

Net Cash Provided (Used) by Financing Activities-Continuing Operations	145,112	570,109	(139,609)
Net Cash Provided by Financing Activities-Discontinued Operations	—	—	—

Net Cash Provided (Used) by Financing Activities	145,112	570,109	(139,609)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2,410	(1,489)	2,776

Net Increase (Decrease) in Cash and Cash Equivalents	(7,958)	(183,194)	261,357
Cash and Cash Equivalents at Beginning of Year	134,245	317,439	56,082

Cash and Cash Equivalents at End of Year	$126,287	$134,245	$317,439

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1. Summary of Significant Accounting Policies
     Principles of Consolidation
     The consolidated financial statements include the accounts of Weatherford International Ltd. (a Bermuda exempted company) (“Weatherford Limited”), all majority-owned subsidiaries and all joint ventures for which we have significant influence or control (collectively, “the Company”). Investments in affiliates in which ownership interest ranges from 20 to 50 percent, and the Company exercises significant influence over operating and financial policies, are accounted for on the equity method. All material intercompany accounts and transactions have been eliminated in consolidation.
     Nature of Operations
     The Company is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and natural gas industry.
     Reclassifications
     Certain reclassifications have been made to conform prior year financial information to the current period presentation.
     Basis of Presentation
     The Company reviewed the presentation of its reporting segments during the first quarter of 2007. Based on this review, the Company determined that its operational performance would be segmented and reviewed on a geographic basis. As a result, the Company realigned its financial reporting segments and will now report the following regions as separate, distinct reporting segments: (1) North America, (2) Latin America, (3) Europe/West Africa/the Commonwealth of Independent States (“CIS”) and (4) Middle East/North Africa/Asia. The Company’s historical segment data previously reported under the Evaluation, Drilling & Intervention Services and Completion & Production Systems divisions have been restated for all periods to conform to the new presentation (See Notes 8 and 21).
     In June 2007, the Company’s management approved a plan to sell its oil and gas development and production business. The business was historically included in the Company’s North America and Europe/West Africa/CIS segments. The results of operations, financial position and cash flows of the business have been reflected in the consolidated financial statements and notes as a discontinued operation for all periods presented. The Current Assets Held for Sale and Current Liabilities Held for Sale are included in Other Current Assets and Other Current Liabilities, respectively, in the Consolidated Balance Sheets.
     In July 2005, the Company sold its non-core Gas Services International (“GSI”) compression fabrication business. This business was historically included in the Middle East/North Africa/Asia segment. The GSI compression fabrication business results of operations, financial position and cash flows have been reflected in the consolidated financial statements and notes as a discontinued operation for all periods presented.
     Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and disclosure of contingent liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to uncollectible accounts receivable, lower of cost or market value of inventories, equity investments, intangible assets and goodwill, property, plant and equipment, income taxes, self-insurance, pension and postretirement benefit plans and contingent liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities not readily apparent from other sources. Actual results could differ from those estimates.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Accounts Receivable and Allowance for Uncollectible Accounts
     Accounts receivable are stated at the historical carrying amount net of allowances for uncollectible accounts. The Company establishes an allowance for uncollectible accounts based on specific customer collection issues the Company has identified. Uncollectible accounts receivable are written off when a settlement is reached for an amount less than the outstanding historical balance or when the Company has determined the balance will not be collected.
     Major Customers and Credit Risk
     Substantially all of the Company’s customers are engaged in the energy industry. This concentration of customers may impact the Company’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company’s expectations. International sales also present various risks, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds, result in the deprivation of contract rights or the taking of property without fair consideration. Most of the Company’s international sales, however, are to large international or national companies. In 2006, 2005 and 2004, there was no individual customer who accounted for 10% or greater of consolidated revenues.
     Inventories
     Inventories are stated at the lower of cost or market. Cost represents third-party invoice or production cost. Production cost includes material, labor and manufacturing overhead. The Company values inventories at lower of cost or market using either the first-in, first-out (“FIFO”) or average cost methods.
     Property, Plant and Equipment
     Property, plant and equipment, both owned and under capital lease, is carried at cost less accumulated depreciation. The carrying value of fixed assets is based on estimates and judgments relative to capitalized costs, useful lives and salvage value where applicable. Maintenance and repairs are expensed as incurred. Expenditures for renewals, replacements and betterments are capitalized. Depreciation on fixed assets, including those under capital leases, is computed using the straight-line method over the estimated useful lives after allowing for salvage value, where applicable. Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $432.6 million, $303.3 million and $232.6 million, respectively. The estimated useful lives of the major classes of property, plant and equipment are as follows:

Estimated Useful Lives

Buildings and leasehold improvements	5 – 40 years or lease term
Rental and service equipment	2 – 20 years
Machinery and other	2 – 12 years
     During 2005, the Company acquired Precision Drilling International, a land rig contractor. Rig assets are classified in Rental and Service Equipment on the Consolidated Balance Sheets. From time to time, the Company may review the estimated remaining useful lives of its drilling rigs and may extend the useful life when events and circumstances, such as upgrades or refurbishment activities, indicate the drilling rig can operate beyond its original useful life. All estimated useful lives were evaluated and established based upon appraisal concurrent with the acquisition. No changes in the estimated useful lives have occurred since the acquisition date.
     Long-Lived Assets
     Long-lived assets, excluding goodwill and indefinite-lived intangibles, to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Factors that might indicate a potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a reduction in cash flows associated with the use of the long-

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
lived asset. If these or other factors indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of the asset at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using market prices or, in the absence of market prices, is based on an estimate of discounted cash flows. Cash flows are generally discounted at an interest rate commensurate with our weighted average cost of capital for a similar asset. Assets are classified as held for sale when the Company has a plan for disposal of certain assets and those assets meet the held for sale criteria of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”).
     Goodwill and Indefinite-Lived Intangible Assets
     The Company tests for the impairment of goodwill and other intangible assets with indefinite lives on at least an annual basis. The Company’s goodwill impairment test involves a comparison of the fair value of each of the Company’s reporting units, as defined, with its carrying amount. The Company’s indefinite-lived asset impairment test involves a comparison of the fair value of the intangible asset and its carrying value. Fair value is estimated using discounted cash flows and other market-related valuation models, including earnings multiples and comparable asset market values. If the fair value is less than the carrying value, the asset is considered impaired. The amount of the impairment, if any, is then determined based on an allocation of the reporting unit fair values to individual assets and liabilities.
     Intangible Assets
     The Company’s intangible assets, excluding goodwill, are developed technology, technology licenses, patents, customer relationships and contracts, trademarks and other identifiable intangible assets. Intangible assets are amortized on a straight-line basis over their estimated economic lives ranging from 3 to 20 years except for intangible assets with indefinite lives. As many areas of the Company’s business rely on patents and proprietary technology, it has followed a policy of seeking patent protection both inside and outside the U.S. for products and methods that appear to have commercial significance. The Company capitalizes patent defense costs when it determines that a successful defense is probable.
     Pension and Postretirement Benefit Plans
     The Company has defined benefit pension and other postretirement benefit plans covering certain of its employees. Costs of the plan are charged to income and consist of several components, known collectively as net periodic pension cost, which are based on various actuarial assumptions regarding future experience of the plans. Amounts recorded for these defined benefit plans reflect estimates related to future interest rates, investment rates of return, employee turnover and wage increases. The Company reviews all assumptions and estimates on an ongoing basis. As of December 31, 2006, the Company has recognized the overfunded or underfunded status of its plans as an asset or liability in the Consolidated Balance Sheet in accordance with SFAS No. 158 (See Note 16).
     Environmental Expenditures
     Environmental expenditures that relate to the remediation of an existing condition caused by past operation and that do not contribute to future revenues are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and costs can be reasonably estimated. Estimates are based on available facts and technology, enacted laws and regulations and the Company’s prior experience in remediation of contaminated sites. Accrued undiscounted environmental liabilities were $9.0 million and $10.3 million at December 31, 2006 and 2005, respectively.
     Derivative Financial Instruments
     The Company accounts for all derivative instruments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”). This standard requires that every derivative instrument be recorded at fair value in the balance sheet as either an asset or a liability. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge relationship, and if so, the type of hedge transaction. Any gain or loss associated with the termination of a swap is deferred and amortized over the remaining debt term.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Foreign Currency
     The functional currency for most of the Company’s international operations is the applicable local currency. Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet dates, and the resulting translation adjustments are included as Accumulated Other Comprehensive Income, a component of shareholders’ equity.
     For non-U.S. subsidiaries where the functional currency is the U.S. dollar, inventories, property, plant and equipment and other non-monetary assets, together with their related elements of expense, are translated at historical rates of exchange. All other assets and liabilities are translated at current exchange rates. All other revenues and expenses are translated at average exchange rates. Translation gains and losses for these subsidiaries are recognized in the Company’s results of operations during the period incurred. The gain or loss related to individual foreign currency transactions are reflected in results of operations when incurred.
     Stock Options
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004) Share-Based Payment (“SFAS No. 123R”). SFAS No. 123R addresses the accounting for all share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under the new standard, companies are no longer able to account for share-based compensation transactions using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic method, no compensation expense is recognized when the exercise price of an employee stock option is equal to the common share market price on the grant date and all other factors of the grant are fixed. Under SFAS No. 123R, companies must account for share-based compensation transactions using a fair-value method and recognize the expense in the consolidated statement of income. Effective, January 1, 2006, the Company adopted SFAS No. 123R using the modified-prospective transition method. Under this method, compensation cost is recognized for all awards granted, modified or settled after the adoption date as well as for any awards that were granted prior to the adoption date for which the requisite service has not yet been rendered.
     Previously on January 1, 2003, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), to expense the fair value of employee stock-based compensation for awards granted, modified or settled subsequent to December 31, 2002. The Company selected the prospective method of adoption, and under this method, the fair value of employee stock-based awards granted or modified subsequent to adoption is measured at the grant date and is recognized as an expense over the service period, which is usually the vesting period. Accordingly, the adoption of SFAS No. 123R’s fair value method did not have a significant impact on the Company’s reported results of operations for the year ended December 31, 2006 as all of the grants issued prior to the adoption of SFAS No. 123 were fully vested in the prior year and the grants issued subsequent to January 1, 2003 are currently being expensed at their estimated fair value.
     SFAS No. 123R requires the cash outflows resulting from the tax benefits from the tax deductions in excess of compensation cost recognized for share based payment awards to be classified as financing cash flows. Had the Company not adopted SFAS No. 123R, the excess tax benefits would have been classified as an operating cash inflow.
     Accounting for Income Taxes
     Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.
     Revenue Recognition
     Revenue is recognized when all of the following criteria have been met: a) evidence of an arrangement exists, b) delivery to and acceptance by the customer has occurred, c) the price to the customer is fixed and determinable and d) collectibility is reasonably assured.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Both contract drilling and pipeline service revenue is contractual by nature and both are day-rate based contracts. The Company recognizes revenue for these contracts based on the criteria outlined above which is consistent with our other product offerings.
     From time to time, the Company may receive revenues for preparation and mobilization of equipment and personnel. In connection with new drilling contracts, revenues earned and incremental costs incurred directly related to preparation and mobilization are deferred and recognized over the primary contract term of the project using the straight-line method. Costs of relocating equipment without contracts to more promising market areas are expensed as incurred. Demobilization fees received are recognized, along with any related expenses, upon completion of contracts.
     The Company incurs rebillable expenses including shipping and handling, third-party inspection and repairs, and custom and duties. The Company recognizes the revenue associated with these rebillable expenses as Products Revenues and all related costs as Cost of Products in the accompanying Consolidated Statements of Income.
     Earnings Per Share
     Basic earnings per share for all periods presented equals net income divided by the weighted average number of the Company’s common shares, $1.00 par value (“Common Shares”) outstanding during the period. Diluted earnings per share is computed by dividing net income, as adjusted for the assumed conversion of dilutive debentures, by the weighted average number of Common Shares outstanding during the period as adjusted for the dilutive effect of the Company’s stock option and restricted share plans, warrant and the incremental shares for the assumed conversion of dilutive debentures.
     The diluted earnings per share calculation excludes 33 thousand, 13 thousand and 424 thousand stock options that were anti-dilutive for the years ended December 31, 2006, 2005 and 2004, respectively. Net income for the diluted earnings per share calculation for the years ended 2005 and 2004 is adjusted to add back the amortization of original issue discount, net of taxes, relating to the Company’s Zero Coupon Convertible Senior Debentures (the “Zero Coupon Debentures”) totaling $7.9 million and $11.6 million, respectively.
     The following reconciles basic and diluted weighted average number of shares outstanding:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Basic weighted average shares outstanding	346,123	300,336	268,000
Dilutive effect of:
Warrant	2,205	1,497	1,950
Stock option and restricted share plans	6,504	8,476	9,224
Convertible debentures	—	11,977	18,194

Diluted weighted average shares outstanding	354,832	322,286	297,368

     New Accounting Pronouncements
          In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 157 on its consolidated financial position, results of operations and cash flows.
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, it provides guidance on the measurement, derecognition, classification and

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
disclosure of tax positions, as well as the accounting for related interest and penalties. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the Interpretation to have a material impact on its results from operations or financial position (See Note 17).
2. Business Combinations
     The Company has acquired businesses critical to its long-term growth strategy. Results of operations for acquisitions are included in the accompanying Consolidated Statements of Income from the date of acquisition. The balances included in the Consolidated Balance Sheets related to acquisitions are based on preliminary information and are subject to change when final asset valuations are obtained and the potential for liabilities has been evaluated. Acquisitions are accounted for using the purchase method of accounting and the purchase price is allocated to the net assets acquired based upon their estimated fair values at the date of acquisition. Final valuations of assets and liabilities are obtained and recorded within one year from the date of the acquisition.
     On August 31, 2005, the Company acquired Precision Energy Services and Precision Drilling International, former divisions of Precision Drilling Corporation. Precision Energy Services is a provider of cased hole and open hole wireline services, drilling and evaluation services and production services. These operations substantially broadened the Company’s wireline and directional capabilities and strengthened the Company’s controlled pressure drilling and testing product lines. Opportunities exist to accelerate the acquired products’ market penetration in the Eastern Hemisphere through the Company’s established infrastructure. Precision Drilling International is a land rig contractor owning and operating rigs with a concentrated presence in the Eastern Hemisphere. The procurement of these assets will allow the Company to further meet our customers’ comprehensive service needs.
     Consideration paid for these businesses was approximately $2,340.7 million consisting of $942.7 million in cash and 52.0 million Weatherford Common Shares. The fair value of the shares issued was determined using an average price of $26.89, which represented the average closing price of the Company’s stock for a short period before and after the agreement date. The purchase price was subject to a working capital adjustment mechanism, which was settled on January 10, 2007 resulting in additional consideration paid of approximately $17.3 million.
     The total purchase price was allocated to Precision Energy Services and Precision Drilling International’s net tangible and identifiable intangible assets based on their estimated fair values. The excess of the purchase price over the net assets was recorded as goodwill.
     In association with the acquisition, the Company identified pre-acquisition contingencies related to duties and taxes associated with the importation of certain equipment assets to foreign jurisdictions. The Company calculated a range of reasonable estimates of the costs associated with these duties. As no amount within the range appeared to be a better estimate than any other, the Company used the amount that is the low end of the range in accordance with SFAS No. 5, Accounting for Contingencies, and its interpretations. At December 31, 2006, the Company has recorded a liability in the amount of approximately $20 million for this matter. If the Company used the high end of the range, the aggregate potential liability would be approximately $27 million higher. It is reasonably possible that the actual amount paid to settle these items could be materially different from the Company’s estimate and could have a material adverse effect on its consolidated financial statements.
     The following presents the consolidated financial information for the Company on a pro forma basis assuming the acquisition of Precision Energy Services and Precision Drilling International had occurred as of the beginning of the periods presented. The historical financial information has been adjusted to give effect to pro forma items that are directly attributable to the acquisition and expected to have a continuing impact on the consolidated results. These items include adjustments to record the change in functional currencies of certain acquired foreign entities, incremental amortization and depreciation expense related to the increase in fair value of the acquired assets, change in depreciation methodology, additional interest expense related to the incremental borrowings and to reclassify certain items to conform to the Company’s financial reporting presentation.
     The unaudited financial information set forth below has been compiled from historical financial statements and other information, but is not necessarily indicative of the results that actually would have been achieved had the transaction occurred on the dates indicated or that may be achieved in the future.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	December 31,
	2005	2004
	(In thousands, except per
	share amounts)
	(Unaudited)

Revenues	$5,077,127	$4,034,470
Income from continuing operations	486,484	341,224
Net income	483,809	333,401
Basic earnings per share from continuing operations	1.45	1.07
Diluted earnings per share from continuing operations	1.38	1.01
     The Company also acquired various other businesses during the years ended December 31, 2006, 2005 and 2004 for cash consideration of approximately $186.8 million, $105.9 million and $22.3 million, respectively. All other acquisitions are not material individually or in the aggregate.
3. Discontinued Operations
     In June 2007, the Company’s management approved a plan to sell its oil and gas development and production business. The business was historically included in the Company’s North America and Europe/West Africa/CIS segments. In accordance with SFAS No. 144, the results of operations, financial position and cash flows of the business have been reflected in the condensed consolidated financial statements and notes as a discontinued operation for all periods presented. The Current Assets Held for Sale and Current Liabilities Held for Sale are included in Other Assets and Other Current Liabilities, respectively, in the Consolidated Balance Sheets.
     Interest charges have been allocated to the discontinued operation in accordance with Emerging Issues Task Force (“EITF”) Issue No. 87-24, Allocation of Interest to Discontinued Operations. The interest was allocated based on a pro rata calculation of the net assets of the discontinued business to the Company’s consolidated net assets.
     Operating results of the oil and gas development and production business are as follows:

	Year Ended December 31,
	2006	2005	2004
		(In thousands)

Revenues	$—	$—	$—

Loss Before Income Taxes	$14,686	$5,925	$825
Benefit for Income Taxes	4,949	2,039	155

Loss from Discontinued Operation, Net of Taxes	$9,737	$3,886	$670

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Balance sheet information for the oil and gas development and production business is as follows:

	December 31,
	2006	2005
	(In thousands)

Other Current Assets	$1,715	$38
Property, Plant and Equipment, Net	24,377	5,567
Other Assets	7,401	6,898

Current Assets Held for Sale	$33,493	$12,503

Accounts Payable	$2,553	$387
Other Current Liabilities	4,826	34
Other Liabilities	—	6

Current Liabilities Held for Sale	$7,379	$427

     In June 2004, the Company’s management approved a plan to sell its non-core GSI compression fabrication business. The sale of this business was finalized in July 2005 for a gain of $0.6 million. The GSI compression fabrication business was historically included in the Company’s Middle East/North Africa/Asia segment. In accordance with SFAS No. 144, the GSI compression fabrication business results of operations, financial position and cash flows have been reflected in the consolidated financial statements and notes as a discontinued operation for all periods presented. The loss of $7.2 million, net of taxes, from the discontinued operation for the year ended December 31, 2004 includes non-cash charges of $5.5 million. The non-cash charges consist of a $3.1 million goodwill and asset impairment charge and an income tax provision of $2.4 million to record a valuation allowance against deferred tax assets from net operating losses that the Company will not be able to utilize.
     Interest charges have been allocated to the discontinued operation based on a pro rata calculation of the net assets of the discontinued business to the Company’s consolidated net assets. Operating results of the GSI compression fabrication business were as follows:

	Year Ended December 31,
	2005	2004
	(In thousands)

Revenues	$20,794	$39,356

Income (Loss) Before Income Taxes	$777	$(4,741)
(Provision) Benefit for Income Taxes	434	(2,412)

Income (Loss) from Discontinued Operation, Net of Taxes	$1,211	$(7,153)

     In 2005, the Company divested its remaining holdings in Universal Compression Holdings, Inc. (“Universal”) (See Note 5). The Company also sold certain other assets and businesses during 2006, 2005 and 2004. It was determined the discontinued operations provisions of SFAS No. 144 did not apply to these transactions as the disposals either did not meet the SFAS No. 144 guidelines for discontinued operations or neither the proceeds from the sale nor the businesses’ financial position or results of operations were material to the Company.
4. Exit Costs, Severance, Restructuring and Asset Impairment Charges
     During 2005, the Company underwent both a restructuring related to its acquisition of Precision and reorganization activities related to its historical businesses, including a change in management, a change in regional structure and an evaluation of product lines. It incurred exit costs of $114.2 million related to its exit and

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
reorganization. The charge included an inventory write-down of $20.7 million which has been recorded in Cost of Products and a remaining amount of $93.6 million which has been recorded as Exit Costs and Restructuring Charges in the accompanying Consolidated Statements of Income.
     The exit plan related to the Precision acquisition resulted in exit costs and restructuring charges of $105.5 million. The Company initiated an integration plan to combine worldwide operations, rationalize product lines, and eliminate certain products, services and locations. Product line rationalization included wireline, controlled pressure drilling and testing and directional product and service offerings. Inventory totaling $20.7 million was written-down. Asset impairment charges included $20.9 million for fixed assets, $12.9 million related to information technology and $1.7 million related to investments. Employee severance and termination benefits totaled $33.0 million. Contract terminations and facility closures of $7.3 million were also recorded. In connection with the valuation of the Precision assets, $9.0 million was identified as purchased in process research and development and was written-off.
     The exit plan related to the reorganization activities surrounding its historical businesses resulted in exit costs and restructuring charges of $8.7 million. The Company incurred severance and termination benefits of $3.6 million and recorded $2.6 million of facility termination charges related to the rationalization of two facilities in the United Kingdom and the U.S. The remaining $2.5 million charge related to the write-off of other assets.
     The 2005 integration and reorganization plans are substantially complete as of December 31, 2006. No additional costs were recorded during the year ended December 31, 2006, and the Company does not anticipate future charges, relating to these activities. A summary of the exit costs and restructuring charges by segment is as follows:

			Europe/	Middle East/
	North	Latin	West Africa/	North Africa/
	America	America	CIS	Asia	Corporate	Total
	(In thousands)

Cost of Products	$14,284	$903	$2,843	$6,466	$—	$24,496
Cost of Services	14,143	3,248	6,721	2,737	—	26,849
Research and Development	9,000	—	—	—	—	9,000
Selling General & Administrative	21,152	—	—	—	—	21,152
Corporate General & Administrative	—	—	—	—	32,738	32,738

Total	58,579	4,151	9,564	9,203	32,738	114,235
Cash Payments	(23,345)	(750)	(3,547)	(502)	(13,830)	(41,974)
Non-cash Utilization	(35,234)	(3,401)	(5,916)	(8,581)	(15,852)	(68,984)

Balance at December 31, 2006	$—	$—	$101	$120	$3,056	$3,277

     As of December 31, 2006, the remaining accrual was comprised primarily of severance benefits. The length of time the Company is obligated to make severance payments varies, with the longest obligation continuing through 2018.
5. Universal Compression
     In 2004, the Company sold 7.0 million shares of Universal common stock for net proceeds of $231.8 million. This sale, which had no related tax effects, generated a gain of $77.6 million and reduced the Company’s ownership to 6.75 million shares, or approximately 21%, of Universal’s then outstanding common stock.
     In 2005, the Company sold its remaining 6.75 million shares of Universal common stock for net proceeds of $276.8 million. This sale, which had no related tax effects, generated a gain of $115.5 million. The Company no longer holds any ownership interest in Universal.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
6. Cash Flow Information
     Cash Equivalents and Restricted Cash
     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 2006 and 2005 included cash of approximately $13.5 million and $3.8 million, respectively, which was restricted primarily as a result of bond requirements or the inability to repatriate balances in certain foreign countries.
     Non-cash Activities
     During the years ended December 31, 2005 and 2004, there were non-cash operating activities of $72.5 million and $28.0 million, respectively, relating to excess tax benefits received from the exercise of nonqualified stock options and vesting of restricted share awards. These benefits were recorded as a reduction of income taxes payable and an increase to Capital in Excess of Par Value on the accompanying Consolidated Balance Sheets.
     During the years ended December 31, 2006, 2005 and 2004, there were non-cash investing activities of $0.1 million, $3.2 million and $0.2 million, respectively, relating to capital leases. In addition, during the years ended December 31, 2006, 2005 and 2004, there were non-cash investing activities of $64.0 million, $12.0 million and $4.5 million, respectively, related to the notes receivable received in exchange for the Company’s business and asset sales.
     As a result of the adoption of SFAS No. 123R (See Note 1), excess tax benefits of $14.1 million received from the exercise of nonqualified stock options and vesting of restricted share awards for the year ended December 31, 2006 are included as non-cash financing activities. These benefits were recorded as a reduction of income taxes payable and an increase to Capital in Excess of Par Value on the accompanying Consolidated Balance Sheet. In addition, during the year ended December 31, 2004, there were non-cash financing activities related to our interest rate swaps of $16.1 million.
     Investing Activities
     The following summarizes investing activities relating to acquisitions integrated into the Company’s operations:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Fair value of assets, net of cash acquired	$97,935	$1,577,864	$17,293
Goodwill	135,940	1,170,141	20,833
Consideration paid related to prior year acquisitions	7,520	3,935	4,142
Total liabilities	(47,081)	(362,853)	(15,804)
Common Shares issued	—	(1,398,020)	—

Cash consideration, net of cash acquired	$194,314	$991,067	$26,464

     Supplemental Cash Flow Information
     Cash paid for interest and income taxes, net of refunds, was as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Interest paid	$93,288	$68,614	$69,296
Income taxes paid, net of refunds	147,973	114,198	91,059

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
7. Inventories
     Inventories by category are as follows:

	December 31,
	2006	2005
	(In thousands)

Raw materials, components and supplies	$330,006	$259,047
Work in process	98,920	63,491
Finished goods	810,108	567,583

	$1,239,034	$890,121

     Work in process and finished goods inventories include the cost of materials, labor and plant overhead.
8. Goodwill
     Goodwill is evaluated for impairment on at least an annual basis. The Company performs its annual goodwill impairment test as of October 1. The Company’s 2006, 2005 and 2004 impairment tests indicated goodwill was not impaired. The Company will continue to test its goodwill annually as of October 1 unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
     In connection with the change in reporting segments (See Notes 1 and 21), the Company re-evaluated its reporting units. SFAS 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) defines the reporting unit as an operating segment, as defined by SFAS 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”), or one level below the operating segment. The Company’s four operating segments as defined by SFAS No. 131 are North America, Latin America, Europe/West Africa/CIS and Middle East/North Africa/Asia.
     The Company’s operating segments consist of the following components:
•	North America — (i) United States of America and (ii) Canada

•	Latin America — (i) North Latin America and (ii) South Latin America

•	Europe/West Africa/CIS — (i) West Europe, (ii) Central Europe, (iii) West Africa, (iv) Russia and (v) CIS

•	Middle East/North Africa/Asia — (i) Middle East/North Africa and (ii) Asia Pacific
     In connection with the June 2007 approval of the plan to sell its oil and gas development and production business (See Note 3), $6.9 million of goodwill from the Company’s North America reporting unit was allocated to the discontinued business based on a relative fair value approach.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The changes in the carrying amount of goodwill for the two years ended December 31, 2006 are as follows:

			Europe/	Middle East/
	North	Latin	West Africa/	North Africa/
	America	America	CIS	Asia	Total

As of December 31, 2004	$770,704	$31,607	$525,441	$334,987	$1,662,739
Goodwill acquired during period	912,588	81,892	(73,711)	249,372	1,170,141
Disposals	(1,018)	—	—	(3,161)	(4,179)
Purchase price and other adjustments	(2,573)	—	(3,698)	(1,717)	(7,988)
Impact of foreign currency translation	16,168	2,803	(35,466)	(2,899)	(19,394)

As of December 31, 2005	1,695,869	116,302	412,566	576,582	2,801,319
Goodwill acquired during period	122,936	—	1,073	11,931	135,940
Disposals	—	—	(1,216)	—	(1,216)
Purchase price and other adjustments	(30,310)	24,727	50,095	3,337	47,849
Impact of foreign currency translation	(29,409)	5,478	37,168	3,460	16,697

As of December 31, 2006	$1,759,086	$146,507	$499,686	$595,310	$3,000,589

9. Other Intangible Assets, Net
     The components of intangible assets are as follows:

	December 31, 2006			December 31, 2005
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
	(In thousands)

Acquired technology	$311,939	$(26,620)	$285,319	$281,350	$(6,501)	$274,849
Licenses	226,444	(60,316)	166,128	205,232	(48,164)	157,068
Patents	127,799	(42,184)	85,615	116,590	(33,028)	83,562
Customer relationships	27,043	(3,133)	23,910	43,000	(717)	42,283
Customer contracts	21,890	(4,027)	17,863	22,450	(961)	21,489
Covenants not to compete	24,831	(23,257)	1,574	22,333	(19,942)	2,391
Other	15,761	(7,743)	8,018	13,277	(6,175)	7,102

Total finite-lived intangible assets	755,707	(167,280)	588,427	704,232	(115,488)	588,744
Intangible assets with an indefinite useful life	11,401	—	11,401	32,621	—	32,621

	$767,108	$(167,280)	$599,828	$736,853	$(115,488)	$621,365

     The estimated fair value of intangible assets obtained through acquisitions consummated in the preceding twelve months are based on preliminary information which is subject to change when final valuations are obtained. During 2005, the Company allocated value to the intangible assets acquired in the Precision Energy Services and Precision Drilling International acquisition. The Company allocated $281.4 million to acquired technology, $43.0 million to customer relationships, $22.5 million to customer contracts and $3.4 million to an indefinite lived trademark. The final valuation of the intangible assets acquired was completed during 2006, resulting in a $19.0 million increase in the acquired technology value and a $16.0 million reduction in the customer relationships value. The acquired technology and customer relationships are being amortized over estimated useful lives of 10-15 years. The customer contracts are being amortized over the life of the contracts.
     The Company has trademarks which are considered to have indefinite lives as the Company has the ability and intent to renew indefinitely. These trademarks, including the indefinite-lived assets acquired in the Precision acquisition, had a carrying value of $11.4 million as of December 31, 2006 and 2005, respectively.
     At December 31, 2005, the Company had intangible assets of $21.2 million recorded for unrecognized prior service costs related to its supplemental executive retirement plan (“SERP”) and several of its international pension

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
plans. As of December 31, 2006, there were no intangible asset balances related to the SERP and international pension plans as a result of the Company’s adoption of SFAS No. 158 (See Note 16).
     Amortization expense was $50.4 million, $31.0 million and $23.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. Future estimated amortization expense for the carrying amount of intangible assets as of December 31, 2006 is expected to be as follows (in thousands):

2007	$50,380
2008	48,154
2009	47,239
2010	46,711
2011	46,091
10. Short-term Borrowings and Current Portion of Long-term Debt

	December 31,
	2006	2005
	(In thousands)

364-Day revolving credit facility	$—	$—
Revolving credit facility	75,321	—
Canadian credit facility	6,854	—
Commercial paper program	490,808	716,927
Short-term bank loans	60,010	24,596

Total Short-term Borrowings	632,993	741,523
Current Portion of Long-term Debt	15,743	213,243

Short-term Borrowings and Current Portion of Long-term Debt	$648,736	$954,766

Weighted average interest rate on short-term borrowings outstanding during the year	5.27%	4.36%
     In August 2005, the Company entered into the 364-Day Revolving Credit Facility (“364-Day Facility”) with UBS AG, Bank of America, N.A. and Morgan Stanley Senior Funding, Inc. Under this agreement, the Company was allowed to borrow up to $1.2 billion to fund the redemption of its Zero Coupon Debentures, the acquisition of Precision Energy Services and Precision Drilling International, and certain refinancings, including repayment of commercial paper or Common Share repurchases. The 364-Day Facility was terminated on August 10, 2006 in connection with the completion of a debt issuance of $600.0 million by the Company.
     In October 2005, the Company initiated a commercial paper program under which it may from time to time issue short-term unsecured notes. In connection with this program, the Company entered into agreements with third-party lending institutions under which each of these lending institutions may act as dealers of this commercial paper. Also in connection with the program, Weatherford International, Inc., one of the Company’s wholly-owned indirect subsidiaries, provides a guarantee of any commercial paper notes that the Company may issue. The Company’s commercial paper issuances are supported by the Revolving Credit Facility (as defined below). In connection with the increase in the aggregate lending commitments under the Revolving Credit Facility (discussed below), the size of the commercial paper program was increased to $1.5 billion on November 15, 2006. As of December 31, 2006, the Company had $490.8 million of outstanding commercial paper issuances with maturities ranging from 3 to 26 days. The weighted average interest rate related to outstanding commercial paper issuances at December 31, 2006 was 5.4%.
     On May 2, 2006, the Company amended and restated the revolving credit agreement with a syndicate of banks of which JPMorgan Chase Bank is the Administrative Agent (“Revolving Credit Facility”). As restated, the Revolving Credit Facility provided a $750.0 million, five-year multi-currency senior unsecured revolving credit facility. The Revolving Credit Facility provided that, with the consent of the lenders, the Company could increase the aggregate lending commitments under the facility from $750.0 million to $1.5 billion. Effective November 14, 2006, the Company increased its aggregate lending commitment availability to $1.5 billion. Based on the Company’s current debt ratings, it will pay a commitment fee of 0.08% per year, and borrowings under the facility will bear interest at variable annual rates based on LIBOR plus 0.27%, plus an additional 0.05% for any period in

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
which more than half of the total commitment is utilized. The Revolving Credit Facility superseded the previous $500.0 million facility that was scheduled to mature May 12, 2006. At December 31, 2006, there were $75.3 million of outstanding borrowings and $25.8 million of letters of credit issued under the Revolving Credit Facility. The weighted average interest rate on the outstanding borrowings under this facility was 5.4% at December 31, 2006.
     The Revolving Credit Facility requires the Company to maintain a debt-to-capitalization ratio of less than 60% and contains other covenants and representations customary for an investment-grade commercial credit. The Company was in compliance with these covenants at December 31, 2006. The Revolving Credit Facility is guaranteed by the Company’s wholly-owned indirect subsidiary, Weatherford International, Inc., subject to certain conditions. The Revolving Credit Facility does not contain any provisions that make its availability dependent upon the Company’s credit ratings; however, the interest rate is dependent upon the credit rating of its long-term senior debt.
     The Company also maintains a Canadian dollar committed facility to support its operations in that country. The Canadian facility provides for borrowings or letters of credit under the facility up to an aggregate of 25.0 million Canadian dollars, or $21.5 million as of December 31, 2006. There were borrowings of $6.9 million and $0.3 million in outstanding letters of credit under the Canadian facility at December 31, 2006. The weighted average interest rate on the outstanding borrowings of this facility was 6.7% at December 31, 2006.
     The Company has short-term borrowings with various domestic and international institutions pursuant to uncommitted facilities. At December 31, 2006, the Company had $60.0 million in short-term borrowings outstanding under these arrangements with a weighted average interest rate of 6.5%. In addition, the Company had $133.0 million of letters of credit and bid and performance bonds outstanding under these uncommitted facilities.
11. Long-term Debt

	December 31,
	2006	2005
	(In thousands)

7 1/4% Senior Notes due 2006	$—	$201,892
6 5/8% Senior Notes due 2011	356,874	358,057
4.95% Senior Notes due 2013	255,371	256,029
5.50% Senior Notes due 2016	348,612	—
6.50% Senior Notes due 2036	595,724	—
Foreign bank and other debt denominated in foreign currencies	12,253	11,204
Capital lease obligations	11,241	12,935
Other	268	5,197

	1,580,343	845,314
Less amounts due in one year	15,743	213,243

Long-term debt	$1,564,600	$632,071

     The following is a summary of scheduled long-term debt maturities by year (in thousands):

2007	$15,743
2008	7,295
2009	6,405
2010	4,209
2011	350,128
Thereafter	1,196,563

$1,580,343

     7 1/4% Senior Notes
     On May 15, 2006, the stated maturity date, the Company repaid in full the outstanding $200.0 million of 7 1/4% Senior Notes plus all accrued interest. The carrying value of $201.9 million has been included in Short-term

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Borrowings and Current Portion of Long-term Debt in the December 31, 2005 Consolidated Balance Sheet. Based on borrowing rates available to the Company, the fair value of the 7 1/4% Senior Notes was $202.1 million at December 31, 2005.
     6 5/8% Senior Notes
     On November 16, 2001, the Company completed a private placement of $350.0 million of 6 5/8% Senior Notes due 2011 (“6 5/8% Senior Notes”). The interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year. As evidenced by market transactions, the estimated fair value of the 6 5/8% Senior Notes was $368.8 million and $374.0 million as of December 31, 2006 and 2005, respectively. The notes were issued by the Company’s wholly-owned indirect subsidiary, Weatherford International, Inc., and are fully and unconditionally guaranteed by Weatherford Limited.
     4.95% Senior Notes
     On October 7, 2003, the Company completed a public offering of $250.0 million of 4.95% Senior Notes due 2013 (“4.95% Senior Notes”). The notes are fully and unconditionally guaranteed by Weatherford International, Inc. The interest on the notes is payable semi-annually in arrears on April 15 and October 15 of each year. Net proceeds from the offering were $247.9 million and were used to repay short-term borrowings. As evidenced by market transactions, the estimated fair value of the 4.95% Senior Notes was $245.2 million and $244.5 million as of December 31, 2006 and 2005, respectively.
     5.50% Senior Notes
     On February 17, 2006, the Company completed an offering of $350.0 million senior notes at a coupon rate of 5.50% (“5.50% Senior Notes”) with a maturity in February 2016. Net proceeds of $346.2 million were used to partially repay outstanding borrowings on the Company’s commercial paper program. The notes are fully and unconditionally guaranteed by Weatherford International, Inc. The interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year. As evidenced by market transactions, the estimated fair value of the 5.50% Senior Notes was $339.9 million as of December 31, 2006.
     6.50% Senior Notes
     On August 7, 2006, the Company completed an offering of $600.0 million senior notes at a coupon rate of 6.50% (“6.50% Senior Notes”) with a maturity in August 2036. Net proceeds of $588.3 million were used to partially repay outstanding borrowings on the Company’s commercial paper program. The notes are fully and unconditionally guaranteed by Weatherford International, Inc. The interest on the notes is payable semi-annually in arrears on February 1 and August 1 of each year. As evidenced by market transactions, the estimated fair value of the 6.50% Senior Notes was $619.5 million as of December 31, 2006.
     The annualized effective rate for the 6.50% Senior Notes and the 5.50% Senior Notes was 6.5% and 5.5% at December 31, 2006. The effective rate for the 4.95% Senior Notes and 6 5/8% Senior Notes was 4.8% and 6.3%, respectively, for the year ended December 31, 2006 and 4.8% and 6.3%, respectively, for the year ended December 31, 2005. The effective rate for the 7 1/4% Senior Notes was 4.9% for the year ended December 31, 2005. The effective rate is determined after giving consideration to all derivative activity and amortization of original issue discount (See Note 12).

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
12. Derivative Instruments
     Interest Rate Swaps
     The Company uses interest rate swap agreements to take advantage of available short-term interest rates. Amounts received upon termination of the swap agreements represent the fair value of the agreements at the time of termination and are recorded as an adjustment to the carrying value of the related debt. These amounts are being amortized as a reduction to interest expense over the remaining term of the debt.
     As of December 31, 2006 and 2005, the Company had net unamortized gains of $14.3 million and $18.3 million, respectively, associated with interest rate swap terminations. These gains have been deferred and recorded as an adjustment to the carrying value of the related debt and are being amortized against interest expense over the remaining term of the debt issuance against which they were hedged. The Company’s interest expense was reduced by $4.0 million, $6.8 million and $12.3 million for 2006, 2005 and 2004, respectively. There were no interest rate swap agreements outstanding as of December 31, 2006 and 2005.
     Cash Flow Hedges
     During December 2005, the Company recorded a $4.2 million loss in Other Comprehensive Income on interest rate derivatives entered into and terminated in 2005; this loss is being amortized to interest expense over the life of the 5.50% Senior Notes.
     In January 2006 the Company entered into interest rate derivative instruments for a notional amount of $350.0 million to hedge projected exposures to interest rates in anticipation of a future debt issuance. Those hedges were terminated at the time of issuance of the 5.50% Senior Notes. The Company received cash proceeds of $6.2 million at termination, and the gain on these hedges is being amortized to interest expense over the life of the 5.50% Senior Notes.
     In July 2006 the Company entered into interest rate derivative instruments for a notional amount of $500.0 million to hedge projected exposures to interest rates in anticipation of a future debt issuance. Those hedges were terminated at the time of issuance of the 6.50% Senior Notes. The Company paid a cash settlement of $1.5 million at termination, and the loss on these hedges is being amortized to interest expense over the life of the 6.50% Senior Notes.
     Other Derivative Instruments
     As of December 31, 2006 and 2005, the Company had several foreign currency forward contracts and one option contract with notional amounts aggregating $271.0 million and $88.9 million, respectively, which were entered into to hedge exposure to currency fluctuations in various foreign currencies, including the euro, the Australian dollar, the Canadian dollar, the Norwegian kroner, the Brazilian reais, the Mexican peso, the Thai bhat and the pound sterling. The total estimated change in fair value of these contracts compared to the original notional amount at December 31, 2006 and 2005 resulted in a liability of $1.0 million and $0.1 million, respectively. These derivative instruments were not designated as hedges and the changes in fair value of the contracts are recorded each period in current earnings.
     In addition, after the closing of the acquisition of Precision Energy Services and Precision Drilling International, the Company entered into a series of cross-currency swaps between the U.S. dollar and Canadian dollar with notional amounts at execution totaling $588.9 million. On March 31, 2006, cross-currency swaps with an original notional value of $140.4 million were terminated and the Company paid a net settlement in April 2006 of $3.5 million. On September 11, 2006, a cross-currency swap with an original notional value of $84.2 million was terminated and the Company paid a net settlement of $6.3 million. At December 31, 2006, the Company had notional amounts outstanding of $364.3 million. The total estimated change in fair value of these contracts compared to the original notional amount at December 31, 2006 resulted in a liability of $11.1 million. These derivative instruments were not designated as hedges and the changes in fair value of the contracts are recorded each period in current earnings. During the year ended December 31, 2006, net cash proceeds of $3.2 million were received from the cross-currency swaps, which were the net settlements of quarterly interest rate payments on the two currencies swapped. These quarterly net interest rate settlements are based on the variable interest rates of both the Canadian dollar and the U.S. dollar.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
13. Zero Coupon Convertible Senior Debentures
     On June 30, 2000, the Company completed the private placement of $910.0 million face amount of Zero Coupon Convertible Senior Debentures. These debentures were issued at $501.6 million, providing the holders with an annual 3% yield to maturity. On June 30, 2005, certain holders required the Company to repurchase the Zero Coupon Debentures for a face value of $11.0 million or an aggregate accreted value of $7.1 million.
     On July 28, 2005, the Company called for redemption on August 29, 2005 all of the outstanding Zero Coupon Debentures. At their option, the holders tendered, for conversion, an aggregate of $367.4 million principal amount at maturity. The tendered debentures were converted to approximately 7.3 million of our Common Shares. The Company redeemed the remaining $531.6 million aggregate principal amount at maturity for a cost of $341.8 million. The Company expensed $4.7 million of unamortized issuance costs in connection with the redemption. These expenses have been classified as Debt Redemption Expense on the accompanying Consolidated Statement of Income.
14. Shareholders’ Equity
     Authorized Shares
     On May 9, 2006, the Company’s shareholders approved an increase in the authorized share capital from 510,000,000 to 1,010,000,000. The Company is authorized to issue 1,000,000,000 Common Shares and 10,000,000 undesignated preference shares, $1.00 par value. As of December 31, 2006, no preference shares have been issued.
     Share Repurchase Program
     In December 2005, the Company’s Board of Directors approved a share repurchase program under which up to $1 billion of the Company’s outstanding Common Shares could be purchased in open market or privately negotiated transactions. Pursuant to this program, the Company purchased approximately 12.5 million Common Shares during the year ended December 31, 2006, at an average price per share of $43.79.
     Precision Division Acquisition
     On August 31, 2005, we issued 52.0 million Common Shares to Precision Drilling Corporation in connection with the acquisition of the Precision Energy Services and Precision Drilling International divisions.
     Warrant
     On February 28, 2002, the Company issued Shell Technology Ventures Inc. a warrant to purchase up to 6.5 million Common Shares at a price of $30.00 per share. Effective July 12, 2006, this agreement was amended and restated to reflect, among other things, changes in the Company’s capital structure. The warrant remains exercisable until February 28, 2012 and is subject to adjustment for changes in the Company’s capital structure or the issuance of dividends in cash, securities or property. Upon exercise by the holder, settlement may occur through physical delivery, net share settlement, net cash settlement or a combination thereof. The net cash settlement option upon exercise is at the sole discretion of the Company. In addition, the amended and restated warrant no longer contains a conversion feature, which previously allowed the warrant holder to convert the warrant into Common Shares. The amendment did not affect the accounting or classification of the warrant.
15. Share-Based Compensation Plans
     Incentive Plan
     In May 2006, shareholders voted to approve the Weatherford International Ltd. 2006 Omnibus Incentive Plan (“Omnibus Plan”) previously adopted by the Board of Directors in February 2006. The Omnibus Plan provides for awards of options, stock appreciation rights, restricted shares, restricted share units, performance share awards, performance unit awards, other share-based awards and cash-based awards to any employee or non-employee director of the Company or any of its affiliates. No further options, restricted shares or restricted share units will be granted under the other existing equity plans of the Company and any future issuances of share-based awards will be made from the Omnibus Plan. The provisions of each award will vary based on the type of award granted and will be specified by the Compensation Committee of the Board of Directors. Those awards, such as options and SARs, that are based on a specific contractual term will be granted with a term not to exceed ten years. The terms of the issuances to date under the Omnibus Plan are consistent with awards previously granted. Under the Omnibus Plan,

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
there are 10.0 million Common Shares available for grant. As of December 31, 2006, approximately 9.4 million shares were available for grant under the plan. To date, only options, restricted shares and restricted share units have been granted under the Omnibus Plan.
     The options granted under the Omnibus Plan are granted with an exercise price equal to or greater than the fair market value of the Common Shares at the time the option is granted. The Company values and recognizes the options and restricted shares and restricted share units similar to the awards previously granted under the Company’s other share-based payment plans.
     Stock Option Plans
     The Company has a number of stock option plans pursuant to which directors, officers and key employees have been granted options to purchase Common Shares at the fair market value on the date of grant.
     The Company has in effect a 1991 Employee Stock Option Plan (“1991 ESO Plan”), a 1992 Employee Stock Option Plan (“1992 ESO Plan”) and a 1998 Employee Stock Option Plan (“1998 ESO Plan”). Stock options generally vest after one to four years following the date of grant and expire after ten to fourteen years from the date of grant. Subsequent to the approval of the Company’s Omnibus Plan in May 2006, future grants under these plans have been suspended.
     Restricted Share Plan
     The Restricted Share Plan provides for the granting of restricted share awards (“RSA”) or restricted share units (“RSU”), the vesting of which is subject to conditions and limitations established at the time of the grant. Upon the grant of an RSA, the participant has the rights of a shareholder, including but not limited to the right to vote such shares and the right to receive any dividends paid on such shares. Recipients of RSU awards will not have the rights of a shareholder of the Company until such date as the Common Shares are issued or transferred to the recipient. Key employees, directors and persons providing material services to the Company may be eligible for participation in the Restricted Share Plan. Subsequent to the approval of the Company’s Omnibus Plan in May 2006, future RSA and RSU grants under this plan have been suspended.
     RSAs and RSUs vest based on continued employment, and vesting generally occurs over a two to four-year period, with an equal amount of the restricted shares vesting on each anniversary of the grant date. A portion of the 2005 and 2006 grants vest over a four-year period, with 50% of the shares vesting after two years and the remaining portion vesting in the fourth year.
     The fair value of RSAs and RSUs is determined based on the closing price of the Company’s shares on the grant date. The total fair value is amortized to expense on a straight-line basis over the vesting period.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following illustrates the pro forma effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards as of December 31, 2005 and 2004:

	Year Ended December 31,
	2005	2004
	(In thousands, except per share amounts)

Net Income:
As reported	$467,420	$330,146
Employee share-based compensation expense included in reported net income, net of income tax benefit	18,816	5,890
Pro forma compensation expense, determined under fair value methods for all awards, net of income tax benefit	(29,745)	(26,911)

Pro forma	$456,491	$309,125

Basic earnings per share:
As reported	$1.56	$1.23
Pro forma	1.52	1.15

Diluted earnings per share:
As reported	$1.47	$1.15
Pro forma	1.44	1.08
     The Company recognized $62.7 million, $28.9 million and $9.1 million in employee share-based compensation expense during the years ended 2006, 2005 and 2004, respectively. The related income tax benefit recognized for the years ended 2006, 2005 and 2004 was $22.0 million, $10.1 million and $3.2 million, respectively. The Company capitalized $2.6 million of share-based compensation during the year ended 2006. The Company did not capitalize any share—based compensation during 2005 and 2004.
     The Company uses the Black-Scholes option pricing model to determine the fair value of each option award on the date of grant. The estimated fair value of the option is amortized to expense on a straight-line basis over the vesting period. The specific assumptions used in determining the fair values for option grants during the years ended 2006, 2005 and 2004 are discussed in more detail below and are noted in the following table.
     The Company calculates the expected volatility by measuring the volatility of the historical stock price for a period equal to the expected life of the option and ending at the time the option was granted. The risk-free interest rate is determined based upon the interest rate on a U.S. Treasury Bill with a term equal to the expected life of the option at the time the option was granted. In estimating the expected lives of the stock options, the Company has relied primarily on actual experience with previous stock option grants. The expected life is less than the term of the option as option holders, in our experience, exercise or forfeit the options during the term of the option.

	Year Ended December 31,
	2006	2005	2004

Expected volatility	36.2%	38.9%	48.2%
Expected dividends	0.0%	0.0%	0.0%
Expected term (in years)	5.0	5.0	5.0
Risk-free rate	4.7%	4.4%	3.9%

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     A summary of option activity under the stock option plans as of December 31, 2006, and changes during the year then ended is presented below:

			Weighted-Average	Aggregate
		Weighted-Average	Remaining	Intrinsic
		Exercise	Contractual	Value
Options	Shares	Price	Term	(in thousands)

Outstanding at January 1, 2006	13,940,334	$13.72
Granted	239,000	44.08
Exercised	(4,247,037)	12.98
Forfeited	(18,000)	19.87

Outstanding at December 31, 2006	9,914,297	14.77	7.92	$268,467

Vested or Expected to Vest at December 31, 2006	9,914,297	14.77	7.92	268,467

Exercisable at December 31, 2006	9,292,097	13.61	7.76	261,891
     The weighted-average grant date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $17.56, $14.20 and $9.81, respectively. The intrinsic value of options exercised during 2006, 2005 and 2004 was $145.9 million, $278.7 million and $107.8 million, respectively. As of December 31, 2006, there was $5.3 million of total unrecognized compensation cost related to the Company’s unvested stock options and that cost is expected to be recognized over a weighted-average period of 1.9 years.
     A summary of the status of the Company’s non-vested RSAs and RSUs issued under its Restricted Share Plan and Omnibus Plan as of December 31, 2006 and changes during the year then ended, is presented below:

		Weighted-Average		Weighted-Average
		Grant Date		Grant Date
	RSA	Fair Value	RSU	Fair Value

Non-Vested at January 1, 2006	4,206,900	$30.47	2,680,240	$33.99
Granted	158,800	43.01	251,100	44.03
Vested	(833,140)	25.98	(268,602)	26.06
Forfeited	(239,980)	33.22	(289,888)	35.19

Non-Vested at December 31, 2006	3,292,580	33.56	2,372,850	35.90

     The weighted-average grant date fair value of RSAs and RSUs granted during the years ended 2006, 2005 and 2004 was $43.63, $32.18 and $21.50, respectively. The total fair value of RSAs and RSUs vested during the years ended 2006 and 2005 was $46.5 million and $15.0 million, respectively. There were no RSA or RSU vestings during the year ended December 31, 2004. As of December 31, 2006, there was $82.7 million and $65.5 million of total unrecognized compensation cost related to non-vested RSAs and RSUs, respectively, which is expected to be recognized over a weighted-average period of 2.6 years.
     Executive Deferred Compensation Plan
     In May 1992, the Company’s shareholders approved the Executive Deferred Compensation Stock Ownership Plan (the “EDC Plan”). Under the EDC Plan, a portion of the compensation for certain key employees of the Company, including officers and employee directors, can be deferred for payment after retirement or termination of employment.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company has established a grantor trust to fund the benefits under the EDC Plan. The funds provided to such trust are invested by a trustee independent of the Company in Common Shares, which are purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Accordingly, the Common Shares held by the trust and the liability of the Company under the EDC Plan are included in the accompanying Consolidated Balance Sheets as Treasury Shares, Net.
16. Retirement and Employee Benefit Plans
     The Company has defined contribution plans covering certain of its employees. Contribution expenses related to these plans totaled $21.9 million, $17.4 million and $9.3 million in 2006, 2005 and 2004, respectively.
     The Company has defined benefit pension and other post-retirement benefit plans covering certain U.S. and international employees. Plan benefits are generally based on factors such as age, compensation levels and years of service. Effective August 2003, the Company adopted a SERP to provide pension benefits to certain executives upon retirement. This plan is a nonqualified, unfunded retirement plan and in order to meet its obligations under the SERP, the Company maintains life insurance policies on the lives of the participants. These policies are not included as plan assets nor in the funded status amounts in the table below. The Company is the sole owner and beneficiary of such policies.
     In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”). Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit or postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit or postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the previously deferred portion of defined benefit or postretirement plans in other comprehensive income.
     On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. The following table illustrates the incremental financial statement impact of adopting SFAS No. 158:

	Before Application		After Application
	of SFAS No. 158	Adjustments	of SFAS No. 158
	(In thousands)

Other Intangible Assets, Net	$618,013	$(18,185)	$599,828
Other Assets	167,623	162	167,785
Total Assets	10,157,271	(18,023)	10,139,248
Deferred Tax Liabilities	150,980	(14,772)	136,208
Other Liabilities	196,684	23,812	220,496
Accumulated Other Comprehensive Income	146,216	(27,063)	119,153
Total Shareholders’ Equity	6,201,862	(27,063)	6,174,799
Total Liabilities and Shareholders’ Equity	10,157,271	(18,023)	10,139,248

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Plan information including the funded status of the plans is presented below.
     The changes in benefit obligations were as follows:

	Year Ended December 31,
	2006		2005
	United		United
	States	International	States	International
	(In thousands)

Benefit obligation at beginning of year	$81,865	$124,883	$63,019	$84,239
Service cost	2,301	9,694	2,417	8,573
Interest cost	4,154	6,575	3,398	4,941
Plan participants’ contributions	—	2,823	—	2,341
Business combinations	—	795	2,701	34,407
Divestiture	—	(1,956)	—	—
Amendments	3,629	111	4,753	(5,976)
Curtailments	(2,658)	—	7,450	(2,385)
Settlements	(7,484)	(291)	(14,334)	(3,460)
Actuarial loss	14,245	554	13,605	14,510
Currency fluctuations	—	14,843	—	(9,587)
Benefits paid	(1,745)	(4,091)	(1,144)	(2,720)

Benefit obligation at end of year	$94,307	$153,940	$81,865	$124,883

     The changes in plan assets were as follows:

	Year Ended December 31,
	2006		2005
	United		United
	States	International	States	International
	(In thousands)

Fair value of plan assets at beginning of year	$12,150	$91,271	$10,075	$56,554
Actual return on plan assets	1,183	10,375	535	12,546
Employer contribution	435	9,145	234	9,015
Plan participants’ contributions	—	2,823	—	2,337
Business combinations	—	—	2,450	23,824
Divestiture	—	(1,240)	—	—
Settlements	—	(291)	—	(3,363)
Currency fluctuations	—	12,041	—	(7,304)
Benefits paid	(1,745)	(3,677)	(1,144)	(2,338)

Fair value of plan assets at end of year	12,023	120,447	12,150	91,271

Funded status	$(82,284)	$(33,493)	$(69,715)	$(33,612)

     The amounts recognized in the Consolidated Balance Sheets are as follows:

	Year Ended December 31,
	2006		2005
	United		United
	States	International	States	International
	(In thousands)

Noncurrent assets	$41	$121	$—	$187
Current liabilities	(6,202)	—	(200)	(190)
Noncurrent liabilities	(76,123)	(33,614)	(51,582)	(33,991)

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Amounts in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefit cost are as follows:

	Year Ended December 31,
	2006		2005
	United		United
	States	International	States	International
	(In thousands)

Net loss	$37,269	$7,080	$—	$—
Net prior service costs (credit)	18,279	(1,505)	—	—
Net transition asset	—	(27)	—	—

Total accumulated other comprehensive income	$55,548	$5,548	$12,915	$9,866

     The accumulated benefit obligation for defined benefit pension plans was $67.8 million and $62.9 million at December 31, 2006 and 2005, respectively, for the U.S. plans and $149.8 million and $121.3 million at December 31, 2006 and 2005, respectively, for the international plans.
     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets or accumulated benefit obligations in excess of plan assets as of December 31, 2006 and 2005 are as follows:

	2006		2005
	United		United
	States	International	States	International
	(In thousands)

Plans with projected benefit obligation in excess of plan assets:
Projected benefit obligation	$92,017	$150,937	$81,865	$124,195
Fair value of plan assets	9,691	117,097	12,150	90,354
Plans with accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	65,551	136,680	62,892	110,657
Fair value of plan assets	9,691	103,640	12,150	77,645
     The components of net periodic benefit cost during the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006		2005		2004
	United		United		United
	States	International	States	International	States	International
	(In thousands)

Service cost	$2,301	$9,694	$2,417	$8,573	$1,763	$6,698
Interest cost	4,154	6,575	3,398	4,941	2,568	3,685
Expected return on plan Assets	(765)	(6,126)	(802)	(4,018)	(899)	(2,996)
Amortization of transition Asset	—	(4)	—	(3)	—	(4)
Amortization of prior service Cost (credit)	2,234	(104)	2,457	323	2,629	13
Settlements/curtailments	6,848	—	17,432	(2,385)	—	—
Amortization of net loss	1,807	549	1,140	11	166	589

Net periodic benefit cost	$16,579	$10,584	$26,042	$7,442	$6,227	$7,985

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost in 2007 are as follows:

	United
	States	International
	(In thousands)

Net loss	$2,606	$146
Prior service costs (credit)	2,241	(104)
Transition asset	—	(4)
     Prior service costs are amortized using an alternative straight-line method over the average remaining service period of employees expected to receive plan benefits.
     Assumed long-term rates of return on plan assets, discount rates and rates of compensation increases vary for the different plans according to the local economic conditions.
     The weighted average assumption rates used for benefit obligations are as follows:

	Year Ended December 31,
	2006	2005
Discount rate:
United States plans	5.00 — 5.50%	5.25 — 5.50%
International plans	1.90 — 5.80	2.00 — 5.80
Rate of compensation increase:
United States plans	8.00	6.00
International plans	2.00 — 5.34	2.25 — 6.08
     The weighted average assumption rates used for net periodic benefit costs are as follows:

	Year Ended December 31,
	2006	2005	2004

Discount rate:
United States plans	5.00 — 5.50%	5.25% — 5.75%	6.00%
International plans	2.00 — 5.80	1.80 — 6.00	1.80 — 7.00
Expected return on plan assets:
United States plans	5.00 — 7.00	8.00	8.00
International plans	4.00 — 7.50	4.00 — 7.00	4.00 — 8.00
Rate of compensation increase:
United States plans	6.00	4.00	3.00
International plans	2.00 — 6.08	2.25 — 6.85	2.75 — 7.50
     In determining the overall expected long-term rate of return for plan assets, the Company takes into consideration the historical experience as well as future expectations of the asset mix involved. As different investments yield different returns, each asset category must be reviewed individually and then weighted for significance in relation to the total portfolio.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The weighted average asset allocations at December 31, 2006 and 2005, by asset category are as follows:

	2006		2005
	United		United
	States	International	States	International

Equity	61%	73%	58%	77%
Debt securities	38	18	41	18
Other	1	9	1	5

Total	100%	100%	100%	100%

     In the U.S., the Company’s investment strategy includes a balanced approach with target allocation percentages of 60% equity investments and 40% fixed income investments. For the international plans, the assets are invested primarily in equity investments as they are expected to provide a higher long-term rate of return. The Company’s pension investment strategy worldwide prohibits a direct investment in its own stock.
     In 2007, the Company expects to contribute $1.1 million in the U.S. and $9.7 million internationally to its pension and other postretirement benefit plans. In addition, the following benefit payments, which reflect expected future service and anticipated settlements, as appropriate, are expected to be paid (in thousands):

	United
	States	International

2007	$9,496	$1,632
2008	1,421	3,130
2009	2,419	2,900
2010	2,343	1,948
2011	2,651	4,599
2012 — 2016	19,359	32,150
17. Income Taxes
     The components of Income from Continuing Operations Before Income Taxes and Minority Interest were as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Domestic	$536,440	$98,426	$50,679
Foreign	702,469	533,691	380,893

	$1,238,909	$632,117	$431,572

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The Company’s income tax benefit (provision) from continuing operations consisted of the following:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Current:
U.S. federal and state income taxes	$(82,177)	$605	$388
Foreign	(190,883)	(130,994)	(108,786)

Total current	(273,060)	(130,389)	(108,398)

Deferred:
U.S. federal	(78,819)	(50,504)	(1,613)
Foreign	30,406	19,688	17,184

Total deferred	(48,413)	(30,816)	15,571

	$(321,473)	$(161,205)	$(92,827)

     The difference between the tax (provision) benefit at the statutory federal income tax rate and the tax (provision) benefit attributable to Income from Continuing Operations Before Income Taxes and Minority Interest for the three years ended December 31, 2006 is analyzed below:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Statutory federal income tax rate	$(433,618)	$(221,241)	$(151,050)
Effect of state income tax, net and alternative minimum tax	(1,910)	(191)	252
Effect of domestic non-deductible expenses	2,397	6,031	(2,076)
Change in valuation allowance	(8,395)	(17,223)	1,161
Effect of foreign income tax, net	99,291	67,455	61,033
Change in income tax reserve	7,500	8,744	—
Other	13,262	(4,780)	(2,147)

	$(321,473)	$(161,205)	$(92,827)

     During the fourth quarter of 2006, the Company recorded a benefit of $26.4 million related to the favorable settlement of certain foreign income tax exposures. This adjustment is presented in Effect of foreign income tax, net.
     During the fourth quarter of 2006, the Company completed an analysis of book and tax basis differences in its major tax paying jurisdictions and, as a result, recorded a tax benefit of $12.9 million, of which, $5.1 million is presented in Effect of foreign income tax, net and $7.8 million is presented in Other. In addition, during the fourth quarter of 2006, the Company recorded $10.8 million of benefits related to certain prior year foreign income tax returns. This adjustment is presented in Effect of foreign income tax, net. The Company recorded a $19.8 million benefit related to its prior year domestic income tax returns during the third quarter of 2006. Of this benefit, $14.7 million is presented in Effect of foreign income tax, net and $5.1 million is presented in Other. The Company assessed these adjustments and concluded that these adjustments were immaterial, individually and in the aggregate, to the Company’s prior years’ results of operations.
     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations.
     Deferred tax assets and liabilities are classified as current or non-current according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax asset (liability) attributable to continuing operations were as follows:

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2006	2005
	(In thousands)

Deferred tax assets:
Domestic and foreign operating losses	$103,607	$57,458
Accrued liabilities and reserves	158,690	137,457
Tax credits	26,277	70,489
Unremitted foreign earnings	—	5,355
Other differences between financial and tax basis	59,733	33,686
Differences between financial and tax basis inventory	25,375	22,735
Valuation allowance	(51,808)	(44,003)

Total deferred tax assets	321,874	283,177

Deferred tax liabilities:
Property, plant and equipment	(113,916)	(128,847)
Goodwill and other intangibles	(164,539)	(30,972)
Other differences between financial and tax basis	(5,227)	(7,690)

Total deferred tax liabilities	(283,682)	(167,509)

Net deferred tax assets	$38,192	$115,668

     In connection with the acquisition of the Precision divisions, certain of Precision’s operations were integrated with the Company’s operations resulting in a charge of $23.9 million in 2005. The integration required recognition of certain gains that had previously been deferred for tax purposes and also required a valuation allowance to be placed on a portion of the Company’s tax credits. The integration and restructuring should enable the Company to more effectively realize tax credits.
     The overall increase in the valuation allowance in 2006 is primarily attributable to the establishment of a valuation allowance against net operating losses (“NOLs”) in various jurisdictions. The overall increase in the valuation allowance in 2005 is primarily attributable to the establishment of a valuation allowance against NOLs in various jurisdictions and tax credits in the United States. Management’s assessment is that the character and nature of future taxable income may not allow the Company to realize the tax benefits of the NOLs and tax credits within the allowable carryforward period. Therefore, an appropriate valuation allowance has been made.
     The Company has provided additional taxes for the anticipated repatriation of earnings of its foreign subsidiaries where Management has determined that the foreign subsidiaries earnings are not indefinitely reinvested. For foreign subsidiaries whose earnings are indefinitely reinvested, no provision for US federal and state income taxes has been provided. If the earnings were not indefinitely reinvested, the estimated tax liability would be approximately $52.8 million after application of available foreign tax credits.
     At December 31, 2006, the Company had approximately $420.0 million of NOLs, $115.3 million of which were generated by certain domestic subsidiaries prior to their acquisition by the Company. The use of these acquired domestic NOLs is subject to limitations imposed by the Internal Revenue Code and is also restricted to the taxable income of the subsidiaries generating these losses. Loss carryforwards, if not utilized, will expire at various dates from 2007 through 2025.
     At December 31, 2006, the Company had approximately $17.2 million of foreign tax credits available to offset future payments of federal income taxes. The foreign tax credits expire in varying amounts through 2015.
     As of January 1, 2007, the Company adopted FIN No. 48 and does not expect the Interpretation to have a material impact on its results from operations or financial position (See Note 1).
     On June 26, 2002, the stockholders and Board of Directors of Weatherford International, Inc. approved the Company’s corporate reorganization, and Weatherford International Ltd., a newly formed Bermuda company, became the parent holding company of Weatherford International, Inc. The realization of the tax benefit of this reorganization could be impacted by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof or differing interpretation or enforcement of applicable law by the U.S. Internal Revenue

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Service or other taxing jurisdictions. The inability to realize this benefit could have a material impact on the Company’s financial statements.
18. Disputes, Litigation and Contingencies
     Litigation and Other Disputes
     The Company is aware of various disputes and potential claims and is a party in various litigation involving claims against the Company, some of which are covered by insurance. Based on facts currently known, the Company believes that the ultimate liability, if any, which may result from known claims, disputes and pending litigation, would not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.
     Insurance
     The Company is self-insured up to certain retention limits for general liability, vehicle liability, group medical and for workers’ compensation claims for certain of its employees. The amounts in excess of the self-insured levels are fully insured, up to a limit. Self-insurance accruals are based on claims filed and an estimate for significant claims incurred but not reported. Although the Company believes adequate reserves have been provided for expected liabilities arising from its self-insured obligations, it is reasonably possible that management’s estimates of these liabilities will change over the near term as circumstances develop.
19. Commitments
     Operating Leases
     The Company is committed under various operating lease agreements primarily related to office space and equipment. Generally, these leases include renewal provisions and rental payments, which may be adjusted fortaxes, insurance and maintenance related to the property. Future minimum rental commitments under noncancelable operating leases are as follows (in thousands):

2007	$59,906
2008	44,173
2009	34,819
2010	29,225
2011	23,413
Thereafter	123,668

$315,204

     Total rent expense incurred under operating leases was approximately $90.3 million, $69.8 million and $42.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.
20. Related Party Transactions
     A member of the Company’s Board of Directors is the Chief Executive Director of London Merchant Securities plc. The Company began leasing office space from London Merchant Securities during 2004. The annual rent is $0.3 million plus the Company’s proportional share of building expenses. The terms of the lease are standard market terms.
     In 2005, the Company entered into a spot-rate foreign exchange transaction totaling $4.0 million with Lehman Brothers, Inc. (“Lehman”), an investment banking firm in which two directors of the Company are managing directors. The Company also sold its interest in an agreement to explore and develop oil and gas interests to a Lehman affiliate, who also was an original party to the agreement, for $4.2 million. In 2003 and 2004, the Company entered into interest rate swap agreements for its 6 5/8% Senior Notes with Lehman at market rates.
     During 2003, the Company sold one of its businesses to two former employees for $0.1 million in cash and a note receivable of $3.2 million. The balance of the note receivable was $1.4 million and $1.9 million at December 31, 2006 and 2005, respectively.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     A member of the Company’s Board of Directors is the Chief Executive Officer of First Reserve Corporation. First Reserve Corporation beneficially owns certain convertible preferred securities of CiDRA Corporation (“CiDRA”), which are convertible into less than 10% of CiDRA common stock on a fully diluted and convertible basis. In 2004, the Company sold and licensed certain technology and rights to CiDRA. The Company received $2.0 million in cash, a $7.0 million promissory note payable over four years and will receive royalty payments equal to 5% of CiDRA’s sales. The member of the Company’s Board of Directors did not participate in the Company’s consideration or approval of these transactions. The note balance was fully paid as of December 31, 2006. The balance of the note receivable was $7.0 million at December 31, 2005.
     During 2002, the Company sold certain assets to a former employee for a note receivable. The balance of the note receivable was $4.5 million and $8.1 million at December 31, 2006 and 2005, respectively.
21. Segment Information
Geographic Segments
     Financial information by geographic segment, as provided to the chief operating decision maker, for each of the three years ended December 31, 2006, is summarized below. Revenues are attributable to countries based on the ultimate destination of the sale of products and performance of services. Long-lived assets are long-term assets excluding deferred tax assets of $34.0 million, $47.1 million and $37.8 million at December 31, 2006, 2005 and 2004 respectively.

	Revenues from Unaffiliated Customers			Long-lived Assets
	2006	2005	2004	2006	2005	2004
			(In thousands)

United States	$2,512,840	$1,609,209	$1,140,974	$2,925,719	$1,294,118	$1,754,770
Canada	1,159,790	791,496	528,581	1,290,986	1,515,343	534,109
Latin America	726,197	423,974	301,392	360,220	423,490	171,570
Europe, CIS and West Africa	827,343	659,308	556,112	875,645	1,376,412	730,944
Middle East, North Africa and Asia	1,352,758	849,240	604,715	1,260,922	1,272,508	364,217

	$6,578,928	$4,333,227	$3,131,774	$6,713,492	$5,881,871	$3,555,610

Products and Services
     The Company is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and natural gas industry. The Company operates in virtually every oil and natural gas exploration and production region in the world. The composition of the Company’s consolidated revenues by product-line is as follows:

	Year Ended December 31,
	2006	2005	2004

Artificial Lift Systems	18%	21%	25%
Well Construction	15	17	21
Drilling Services	15	12	9
Drilling Tools	12	13	14
Completion Systems	10	13	14
Wireline	10	7	2
Re-entry & Fishing	8	7	8
Stimulation & Chemicals	6	6	5
Integrated Drilling	5	2	—
Pipeline & Specialty Services	1	2	2

Total	100%	100%	100%

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Reporting Segments
     The Company reviewed the presentation of its reporting segments during the first quarter of 2007. Based on this review, the Company determined that its operational performance would be segmented and reviewed on a geographic basis. As a result, the Company realigned its financial reporting segments and will now report the following regions as separate, distinct reporting segments as defined by the chief operating decision maker: (1) North America, (2) Latin America, (3) Europe/West Africa/CIS and (4) Middle East/North Africa/Asia. The Company’s historical segment data previously reported under the Evaluation, Drilling & Intervention Services and Completion & Production Systems divisions have been restated for all periods to conform to the new presentation.
     Financial information by segment for each of the three years ended December 31, 2006 is summarized below. The total assets and capital expenditures for the years ended December 31, 2006, 2005 and 2004 do not include the assets or activity of the Company’s discontinued operations. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

	Year Ended December 31, 2006
	Net	Income	Depreciation		Total Assets at
	Operating	from	and	Capital	December 31,
	Revenues (b)	Operations	Amortization	Expenditures	2006

North America	$3,672,630	$1,035,337	$223,895	$525,248	$5,290,389
Latin America	726,197	132,616	64,864	85,393	959,141
Europe/West Africa/CIS	827,343	172,687	65,540	102,259	1,272,906
Middle East/North Africa/Asia	1,352,758	273,239	117,599	304,553	2,330,911

	6,578,928	1,613,879	471,898	1,017,453	9,853,347
Corporate and Other (a)	—	(259,192)	11,050	33,647	252,408

Total	$6,578,928	$1,354,687	$482,948	$1,051,100	$10,105,755

	Year Ended December 31, 2005
	Net	Income	Depreciation		Total Assets at
	Operating	from	and	Capital	December 31,
	Revenues (b)	Operations (c)	Amortization	Expenditures	2005

North America	$2,400,705	$459,830	$161,336	$249,430	$4,471,451
Latin America	423,974	58,463	38,981	48,076	783,869
Europe/West Africa/CIS	659,308	117,423	55,679	56,236	1,073,728
Middle East/North Africa/Asia	849,240	141,709	70,396	149,758	1,818,234

	4,333,227	777,425	326,392	503,500	8,147,282
Corporate and Other (a)	—	(206,827)	7,938	19,341	420,519

Total	$4,333,227	$570,598	$334,330	$522,841	$8,567,801

	Year Ended December 31, 2004
	Net	Income	Depreciation		Total Assets at
	Operating	from	and	Capital	December 31,
	Revenues (b)	Operations	Amortization	Expenditures	2004
North America	$1,669,555	$288,752	$116,404	$155,607	$2,472,842
Latin America	301,392	59,645	28,544	30,269	345,961
Europe/West Africa/CIS	556,112	90,912	53,813	31,738	1,041,166
Middle East/North Africa/Asia	604,715	99,289	50,045	69,286	935,626

	3,131,774	538,598	248,806	286,900	4,795,595
Corporate and Other (a)	—	(135,603)	7,075	23,918	728,223

Total	$3,131,774	$402,995	$255,881	$310,818	$5,523,818

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(a)	Includes equity in earnings of unconsolidated affiliates that are integral to the Company’s operations and research and development expenses, which are not allocated geographically.

(b)	Net operating revenues are comprised of sales to the Company’s external customers. For the year ended December 31, 2006, the Company had intersegment revenues of approximately $382 million, $114 million, $269 million, and $232 million for North America, Latin America, Europe/West Africa/CIS and Middle East/North Africa/Asia, respectively. For the year ended December 31, 2005, the Company had intersegment revenues of approximately $215 million, $66 million, $139 million and $125 million for North America, Latin America, Europe/West Africa/CIS and Middle East/North Africa/Asia, respectively. For the year ended December 31, 2004, the Company had intersegment revenues of approximately $156 million, $42 million, $106 million, and $76 million for North America, Latin America, Europe/West Africa/CIS and Middle East/North Africa/Asia, respectively.

(c)	Includes exit costs and restructuring charges of $58,579, $4,151, $9,564, $9,203 and $32,738 in North America, Latin America, Europe/West Africa/CIS, Middle East/North Africa/Asia and Corporate, respectively.
22. Consolidating Financial Statements
     Effective June 26, 2002, Weatherford Limited became the parent holding company of Weatherford International, Inc. following a corporate reorganization. Weatherford International, Inc. continues to exist as an indirect, wholly owned subsidiary of Weatherford Limited. Weatherford Limited and its subsidiaries continue to conduct the business previously conducted by Weatherford International, Inc. and its subsidiaries. The reorganization has been accounted for as a reorganization of entities under common control, and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities or shareholders’ equity. As part of the reorganization, Weatherford Limited (“Parent”) and Weatherford International, Inc. (“Issuer”) each guaranteed, on a full and unconditional basis, certain indebtedness of the Company.
     As of December 31, 2006, the 6 5/8% Senior Notes of the Issuer were guaranteed by the Parent. As of December 31, 2005, the 6 5/8% Senior Notes and the 7 1/4% Senior Notes of the Issuer were guaranteed by the Parent. The 7 1/4% Senior Notes were paid in full in May 2006. The following obligations of the Parent were guaranteed by the Issuer as of December 31, 2006 and 2005: (i) the Revolving Credit Facility, (ii) the 4.95% Senior Notes, and (iii) issuances of notes under the commercial paper program. As of December 31, 2006, the 5.50% Senior Notes and 6.50% Senior Notes are guaranteed by the Issuer. As of December 31, 2005, the 364-Day Facility was guaranteed by the Issuer.
     As a result of these guarantee arrangements, the Company is required to present the following condensed consolidating financial information. The accompanying guarantor financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Balance Sheet
December 31, 2006
(In thousands)

			Other
	Parent	Issuer	Subsidiaries	Eliminations	Consolidation

ASSETS

Current Assets:
Cash and Cash Equivalents	$35	$2,271	$123,981	$—	$126,287
Other Current Assets	131	3,739	3,261,618	—	3,265,488

	166	6,010	3,385,599	—	3,391,775

Equity Investments in Affiliates	10,009,855	3,502,589	12,935,625	(26,448,069)	—
Shares Held in Parent	—	132,541	548,575	(681,116)	—
Intercompany Receivables, Net	329,237	1,333,181	—	(1,662,418)	—
Other Assets	40,897	8,517	6,698,059	—	6,747,473

	$10,380,155	$4,982,838	$23,567,858	$(28,791,603)	$10,139,248

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$491,542	$9,272	$147,922	$—	$648,736
Accounts Payable and Other Current Liabilities	33,788	3,887	1,356,734	—	1,394,409

	525,330	13,159	1,504,656	—	2,043,145

Long-term Debt	1,198,973	355,318	10,309	—	1,564,600
Intercompany Payables, Net	—	—	1,662,418	(1,662,418)	—
Other Long-term Liabilities	72,789	57,119	226,796	—	356,704
Shareholders’ Equity	8,583,063	4,557,242	20,163,679	(27,129,185)	6,174,799

	$10,380,155	$4,982,838	$23,567,858	$(28,791,603)	$10,139,248

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Balance Sheet
December 31, 2005
(In thousands)

			Other
	Parent	Issuer	Subsidiaries	Eliminations	Consolidation

ASSETS

Current Assets:
Cash and Cash Equivalents	$124	$3,172	$130,949	$—	$134,245
Other Current Assets	952	1,179	2,514,962	—	2,517,093

	1,076	4,351	2,645,911	—	2,651,338

Equity Investments in Affiliates	8,029,938	2,602,236	12,368,520	(23,000,694)	—
Shares Held in Parent	—	152,111	—	(152,111)	—
Intercompany Receivables, Net	180,959	1,741,011	—	(1,921,970)	—
Other Assets	43,493	10,366	5,875,107	—	5,928,966

	$8,255,466	$4,510,075	$20,889,538	$(25,074,775)	$8,580,304

LIABILITIES AND SHAREHOLDERS’EQUITY

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$717,628	$206,118	$31,020	$—	$954,766
Accounts Payable and Other Current Liabilities	4,002	7,770	1,031,609	—	1,043,381

	721,630	213,888	1,062,629	—	1,998,147

Long-term Debt	255,329	357,449	19,293	—	632,071
Intercompany Payables, Net	—	—	1,921,970	(1,921,970)	—
Other Long-term Liabilities	46,792	80,231	156,246	—	283,269
Shareholders’ Equity	7,231,715	3,858,507	17,729,400	(23,152,805)	5,666,817

	$8,255,466	$4,510,075	$20,889,538	$(25,074,775)	$8,580,304

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Operations
Year Ended December 31, 2006
(In thousands)

			Other
	Parent	Issuer	Subsidiaries	Eliminations	Consolidation

Revenues	$—	$—	$6,578,928	$—	$6,578,928
Costs and Expenses	(16,872)	(1,013)	(5,212,186)	—	(5,230,071)
Equity in Earnings of Unconsolidated Affiliates	—	—	5,830	—	5,830

Operating Income (Loss)	(16,872)	(1,013)	1,372,572	—	1,354,687

Other Income (Expense):
Interest Expense, Net	(74,669)	(26,337)	(1,554)	—	(102,560)
Intercompany Charges, Net	(42,732)	67,923	(25,191)	—	—
Equity in Subsidiary Income	1,030,970	1,006,190	—	(2,037,160)	—
Other, Net	(325)	(864)	(12,029)	—	(13,218)

Income (Loss) from Continuing Operations Before Income Taxes and Minority Interest	896,372	1,045,899	1,333,798	(2,037,160)	1,238,909
Provision for Income Taxes	(3)	(14,929)	(306,541)	—	(321,473)

Income (Loss) from Continuing Operations Before Minority Interest	896,369	1,030,970	1,027,257	(2,037,160)	917,436
Minority Interest, Net of Taxes	—	—	(11,330)	—	(11,330)

Income (Loss) from Continuing Operations	896,369	1,030,970	1,015,927	(2,037,160)	906,106
Loss from Discontinued Operations, Net of Taxes	—	—	(9,737)	—	(9,737)

Net Income (Loss)	$896,369	$1,030,970	$1,006,190	$(2,037,160)	$896,369

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Operations
Year Ended December 31, 2005
(In thousands)

			Other
	Parent	Issuer	Subsidiaries	Eliminations	Consolidation

Revenues	$—	$—	$4,333,227	$—	$4,333,227
Costs and Expenses	(16,524)	(912)	(3,755,620)	—	(3,773,056)
Equity in Earnings of Unconsolidated Affiliates	—	—	10,427	—	10,427

Operating Income (Loss)	(16,524)	(912)	588,034	—	570,598

Other Income (Expense):
Gain on Sale of Universal Common Stock	115,456	—	—	—	115,456
Debt Redemption Expense	—	(4,733)	—	—	(4,733)
Interest Expense, Net	(22,953)	(43,324)	(2,704)	—	(68,981)
Intercompany Charges, Net	(35,500)	104,146	(68,646)	—	—
Equity in Subsidiary Income	411,695	376,282	—	(787,977)	—
Other, Net	15,598	(315)	4,494	—	19,777

Income (Loss) from Continuing Operations Before Income Taxes and Minority Interest	467,772	431,144	521,178	(787,977)	632,117
Provision for Income Taxes	(352)	(19,449)	(141,404)	—	(161,205)

Income (Loss) from Continuing Operations Before Minority Interest	467,420	411,695	379,774	(787,977)	470,912
Minority Interest, Net of Taxes	—	—	(817)	—	(817)

Income (Loss) from Continuing Operations	467,420	411,695	378,957	(787,977)	470,095
Loss from Discontinued Operations, Net of Taxes	—	—	(2,675)	—	(2,675)

Net Income (Loss)	$467,420	$411,695	$376,282	$(787,977)	$467,420

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Operations
Year Ended December 31, 2004
(In thousands)

			Other
	Parent	Issuer	Subsidiaries	Eliminations	Consolidation

Revenues	$—	$—	$3,131,774	$—	$3,131,774
Costs and Expenses	(3,662)	(1,490)	(2,727,465)	—	(2,732,617)
Equity in Earnings of Unconsolidated Affiliates	—	—	3,838	—	3,838

Operating Income (Loss)	(3,662)	(1,490)	408,147	—	402,995

Other Income (Expense):
Gain on Sale of Universal Common Stock	77,642	—	—	—	77,642
Interest Expense, Net	(11,839)	(43,720)	(4,062)	—	(59,621)
Intercompany Charges, Net	(31,297)	90,547	(59,250)	—	—
Equity in Subsidiary Income	281,281	283,320	—	(564,601)	—
Other, Net	17,847	340	(7,631)	—	10,556

Income (Loss) from Continuing Operations Before Income Taxes and Minority Interest	329,972	328,997	337,204	(564,601)	431,572
(Provision) Benefit for Income Taxes	174	(47,716)	(45,285)	—	(92,827)

Income (Loss) from Continuing Operations Before Minority Interest	330,146	281,281	291,919	(564,601)	338,745
Minority Interest, Net of Taxes	—	—	(776)	—	(776)

Income (Loss) from Continuing Operations	330,146	281,281	291,143	(564,601)	337,969
Loss from Discontinued Operations, Net of Taxes	—	—	(7,823)	—	(7,823)

Net Income (Loss)	$330,146	$281,281	$283,320	$(564,601)	$330,146

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2006
(In thousands)

			Other
	Parent	Issuer	Subsidiaries	Eliminations	Consolidation

Cash Flows from Operating Activities:
Net Income (Loss)	$896,369	$1,030,970	$1,006,190	$(2,037,160)	$896,369
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) by Operating Activities:
Loss from Discontinued Operations	—	—	9,737	—	9,737
Equity in Earnings of Unconsolidated Affiliates	—	—	(5,830)	—	(5,830)
Equity in (Earnings) Loss of Affiliates	(1,030,970)	(1,006,190)	—	2,037,160	—
Charges from Parent or Subsidiary	42,732	(67,923)	25,191	—	—
Deferred Income Tax Provision (Benefit)	—	(22,662)	71,075	—	48,413
Other Adjustments	95,020	22,774	27,423	—	145,217

Net Cash Provided (Used) by Operating Activities — Continuing Operations	3,151	(43,031)	1,133,786	—	1,093,906
Net Cash Used by Operating Activities — Discontinued Operations	—	—	(6,887)	—	(6,887)

Net Cash Provided (Used) by Operating Activities	3,151	(43,031)	1,126,899	—	1,087,019

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	—	—	(194,314)	—	(194,314)
Capital Expenditures for Property, Plant and Equipment	—	—	(1,051,100)	—	(1,051,100)
Acquisition of Intellectual Property	—	—	(31,201)	—	(31,201)
Proceeds from Sale of Assets and Business, Net	—	—	39,860	—	39,860
Capital Contribution to Subsidiary	(942,765)	(23,015)	—	965,780	—
Other, Net	—	—	14,240	—	14,240

Net Cash Provided (Used) by Investing Activities — Continuing Operations	(942,765)	(23,015)	(1,222,515)	965,780	(1,222,515)
Net Cash Used by Investing Activities — Discontinued Operations	—	—	(19,984)	—	(19,984)

Net Cash Provided (Used) by Investing Activities	(942,765)	(23,015)	(1,242,499)	965,780	(1,242,499)

Cash Flows from Financing Activities:
Borrowings of (Repayments on) Short-term Debt, Net	(226,119)	4,954	111,675	—	(109,490)
Borrowings of (Repayments on) Long-term Debt, Net	944,216	(200,860)	(11,341)		732,015
Purchase of Treasury Shares	—	—	(548,575)	—	(548,575)
Proceeds from Exercise of Stock Options	—	55,438	—	—	55,438
Borrowings (Repayments) Between Subsidiaries, Net	221,479	189,838	(411,317)	—	—
Proceeds from Capital Contribution	—	—	965,780	(965,780)	—
Other, Net	(51)	15,775	—	—	15,724

Net Cash Provided (Used) by Financing Activities — Continuing Operations	939,525	65,145	106,222	(965,780)	145,112
Net Cash Provided by Financing Activities — Discontinued Operations	—	—	—	—	—

Net Cash Provided (Used) by Financing Activities	939,525	65,145	106,222	(965,780)	145,112

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	2,410	—	2,410
Net Decrease in Cash and Cash Equivalents	(89)	(901)	(6,968)	—	(7,958)
Cash and Cash Equivalents at Beginning of Year	124	3,172	130,949	—	134,245

Cash and Cash Equivalents at End of Year	$35	$2,271	$123,981	$—	$126,287

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2005
(In thousands)

			Other
	Parent	Issuer	Subsidiaries	Eliminations	Consolidation

Cash Flows from Operating Activities:
Net Income (Loss)	$467,420	$411,695	$376,282	$(787,977)	$467,420
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) by Operating Activities:
Loss from Discontinued Operations	—	—	2,675	—	2,675
Equity in Earnings of Unconsolidated Affiliates	(9,496)	—	(10,427)	—	(19,923)
Gain on Sale of Universal Common Stock	(115,456)	—	—	—	(115,456)
Non-cash Portion of Exit Costs and Restructuring Charges	8,191	—	57,009	—	65,200
Charges from Parent or Subsidiary	35,500	(104,146)	68,646	—	—
Equity in (Earnings) Loss of Affiliates	(411,695)	(376,282)	—	787,977	—
Deferred Income Tax Provision	—	19,839	10,977	—	30,816
Other Adjustments	(163,275)	(177,042)	417,107	—	76,790

Net Cash Provided (Used) by Operating Activities — Continuing Operations	(188,811)	(225,936)	922,269	—	507,522
Net Cash Used by Operating Activities — Discontinued Operations	—	—	(4,428)	—	(4,428)

Net Cash Provided (Used) by Operating Activities	(188,811)	(225,936)	917,841	—	503,094

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	—	—	(991,067)	—	(991,067)
Capital Expenditures for Property, Plant and Equipment	—	—	(522,841)	—	(522,841)
Acquisition of Intellectual Property	—	—	(13,423)	—	(13,423)
Proceeds from Sale of Universal Common Stock	276,750	—	—	—	276,750
Proceeds from Sale of Assets and Businesses, Net	—	—	15,874	—	15,874
Other, Net	—	—	(16,424)	—	(16,424)

Net Cash Provided (Used) by Investing Activities — Continuing Operations	276,750	—	(1,527,881)	—	(1,251,131)
Net Cash Used by Investing Activities — Discontinued Operations	—	—	(3,777)	—	(3,777)

Net Cash Provided (Used) by Investing Activities	276,750	—	(1,531,658)	—	(1,254,908)

Cash Flows from Financing Activities:
Borrowings of Short-term Debt, Net	716,927	1,885	12,320	—	731,132
Borrowings of (Repayments on) Long-term Debt, Net	—	1,736	(4,110)	—	(2,374)
Redemption of Convertible Debentures	—	(348,816)	—	—	(348,816)
Proceeds from Exercise of Stock Options	—	191,127	—	—	191,127
Borrowings (Repayments) Between Subsidiaries, Net	(943,721)	309,596	634,125	—	—
Other, Net	—	(473)	(487)	—	(960)

Net Cash Provided (Used) by Financing Activities — Continuing Operations	(226,794)	155,055	641,848	—	570,109
Net Cash Provided by Financing Activities — Discontinued Operations	—	—	—	—	—

Net Cash Provided (Used) by Financing Activities	(226,794)	155,055	641,848	—	570,109

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(1,489)	—	(1,489)
Net Increase (Decrease) in Cash and Cash Equivalents	(138,855)	(70,881)	26,542	—	(183,194)
Cash and Cash Equivalents at Beginning of Year	138,979	74,053	104,407	—	317,439

Cash and Cash Equivalents at End of Year	$124	$3,172	$130,949	$—	$134,245

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2004
(In thousands)

			Other
	Parent	Issuer	Subsidiaries	Eliminations	Consolidation

Cash Flows from Operating Activities:
Net Income (Loss)	$330,146	$281,281	$283,320	$(564,601)	$330,146
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) by Operating Activities:
Loss from Discontinued Operations	—	—	7,823	—	7,823
Equity in Earnings of Unconsolidated Affiliates	(18,567)	—	(3,838)	—	(22,405)
Gain on Sale of Universal Common Stock	(77,642)	—	—	—	(77,642)
Charges from Parent or Subsidiary	31,297	(90,547)	59,250	—	—
Equity in (Earnings) Loss of Affiliates	(281,281)	(283,320)	—	564,601	—
Deferred Income Tax Provision (Benefit)	(686)	15,786	(30,671)	—	(15,571)
Other Adjustments	117,186	5,131	151,272	—	273,589

Net Cash Provided (Used) by Operating Activities — Continuing Operations	100,453	(71,669)	467,156	—	495,940
Net Cash Provided by Operating Activities — Discontinued Operations	—	—	7,539	—	7,539

Net Cash Provided (Used) by Operating Activities	100,453	(71,669)	474,695	—	503,479

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	—	—	(26,464)	—	(26,464)
Capital Expenditures for Property, Plant and Equipment	—	—	(310,818)	—	(310,818)
Acquisition of Intellectual Property	—	—	(20,494)	—	(20,494)
Proceeds from Sale of Assets and Businesses, Net	—	—	23,595	—	23,595
Proceeds from Sale of Universal Common Stock	231,798	—	—	—	231,798
Other, Net	—	—	(2,856)	—	(2,856)

Net Cash Provided (Used) by Investing Activities — Continuing Operations	231,798	—	(337,037)	—	(105,239)
Net Cash Used by Investing Activities — Discontinued Operations	—	—	(50)	—	(50)

Net Cash Provided (Used) by Investing Activities	231,798	—	(337,087)	—	(105,289)

Cash Flows from Financing Activities:
Repayments on Asset Securitization, Net	—	(75,000)	—	—	(75,000)
Repayments on Short-term Debt, Net	(144,000)	—	(39,775)	—	(183,775)
Repayments on Long-term Debt, Net	—	(1,118)	(7,866)	—	(8,984)
Proceeds from Exercise of Stock Options	—	129,549	—	—	129,549
Borrowings (Repayments) between Subsidiaries, Net	(50,854)	90,568	(39,714)	—	—
Other, Net	—	(1,236)	(163)	—	(1,399)

Net Cash Provided (Used) by Financing Activities — Continuing Operations	(194,854)	142,763	(87,518)	—	(139,609)
Net Cash Provided by Financing Activities — Discontinued Operations	—	—	—	—	—

Net Cash Provided (Used) by Financing Activities	(194,854)	142,763	(87,518)	—	(139,609)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	2,776	—	2,776
Net Increase in Cash and Cash Equivalents	137,397	71,094	52,866	—	261,357
Cash and Cash Equivalents at Beginning of Year	1,582	2,959	51,541	—	56,082

Cash and Cash Equivalents at End of Year	$138,979	$74,053	$104,407	$—	$317,439

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Quarterly Financial Data (Unaudited)
     The following tabulation sets forth unaudited quarterly financial data for 2006 and 2005:

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Total
	(In thousands, except per share amounts)

2006
Revenues	$1,536,011	$1,538,576	$1,696,753	$1,807,588	$6,578,928
Gross Profit	551,649	540,304	618,907	655,235	2,366,095
Income from Continuing Operations	206,524	188,495	236,142	274,945	906,106
Loss from Discontinued Operations	(3,207)	(1,648)	(1,939)	(2,943)	(9,737)
Net Income	203,317	186,847	234,203	272,002	896,369
Basic Earnings Per Share:
Continuing Operations	$0.59	$0.54	$0.68	$0.81	$2.62
Discontinued Operation	(0.01)	(0.00)	(0.00)	(0.01)	(0.03)

Net Income	$0.58	$0.54	$0.68	$0.80	$2.59

Diluted Earnings Per Share:
Continuing Operations	$0.58	$0.53	$0.67	$0.79	$2.55
Discontinued Operation	(0.01)	(0.01)	(0.01)	(0.01)	(0.02)

Net Income	$0.57	$0.52	$0.66	$0.78	$2.53

2005
Revenues	$857,706	$937,295	$1,076,816	$1,461,410	$4,333,227
Gross Profit	274,970	304,187	328,154	476,849	1,384,160
Income from Continuing Operations	80,874	95,419	48,227	245,575	470,095
Loss from Discontinued Operations	(278)	(231)	(341)	(1,825)	(2,675)
Net Income	80,596	95,188	47,886	243,750	467,420
Basic Earnings Per Share:
Continuing Operations	$0.29	$0.34	$0.16	$0.71	$1.57
Discontinued Operations	(0.00)	(0.00)	(0.00)	(0.01)	(0.01)

Net Income	$0.29	$0.34	$0.16	$0.70	$1.56

Diluted Earnings Per Share:
Continuing Operations	$0.28	$0.32	$0.15	$0.69	$1.48
Discontinued Operations	(0.01)	(0.00)	(0.00)	(0.00)	(0.01)

Net Income	$0.27	$0.32	$0.15	$0.69	$1.47

24. Subsequent Event
     Subsequent to December 31, 2006, the Company announced certain organizational changes (See Note 21).